AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1999

                                                     REGISTRATION NO.333-87533
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                              AMENDMENT NO. 1 TO
                                    FORM S-1/A
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 LINUXONE, INC.

             (Exact name of registrant as specified in its charter)


         Nevada                       7375                   88-0421462
--------------------------    ------------------------   -----------------------
(State of other jurisdiction   (Primary Standard         (Federal Tax Indentifi-
     of incorporation or        Industrial Classifi-         cation Number)
        organization)           cation Code Number)


                            ------------------------

                                1619 Morgan Court
                           Mountain View, California 94043
                                 (650) 948-6201
   -----------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              Dr. Wun C. Chiou, Sr.
                      Chairman and Chief Executive Officer
                                 LinuxOne, Inc.
                               1619 Morgan Court
                           Mountain View, California 94093
                                 (650)  948-6201
--------------------------------------------------------------------------------
(Name, address including zip code, and telephone number, including area code, of agent for service)

                                  With Copies To:

                             Michael J. Morrison, Esq.
                          1495 Ridgeview Drive, Suite 220
                                Reno, Nevada 89509
                             Telephone: (775) 827-6300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

------------------------------------------------------------------------------
                CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
Title of Each. .  .  Amount      Proposed         Proposed
  Class of           to be       Maximum          Maximum          Registration
Securities to. . . Registered    Offering         Aggregate           Fee
Be Registered                    Price Per      Offering Price
                                 Share (1)
--------------------------------------------------------------------------------
Common Stock       3,000,000     $  8.25         $24,750,000       $6,880.50


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

                         ------------------------------

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                       CAPITAL WEST SECURITIES, INC.
                    One Leadership Square, Suite 200
                         211 North Robinson
                        Oklahoma City, OK. 73102
                        Telephone: (405) 235-5728

             SUBJECT TO COMPLETION. DATED                  , 1999.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                3,000,000 Shares

                                 LinuxOne, Inc.
                                  Common Stock
                                ----------------

    This is an initial public offering of shares of LinuxOne, Inc. All of the 3,000,000 shares of common stock are being sold by LinuxOne. It is currently
estimated that the initial public offering price per share will be    $8.25.

    LinuxOne has reserved up to 300,000 shares of common stock for sale at the initial public offering price through a directed share program, to directors, officers and employees of LinuxOne and to open source software developers and other persons that LinuxOne believes have contributed to the success of the open source software community and the development of LinuxOne.

    Prior to this offering, there has been no public market for the common stock. Application has been made for quotation of the common stock on the Nasdaq National Market System under the symbol "LINX".

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                             Per Share               Total
                                         --------------------  -----------------
Initial public offering price               $   8.25           $24,750,000
Proceeds, before expenses, to LinuxOne      $   8.25           $24,750,000


    LinuxOne expects to deliver the shares against payment in Mountain View, California on____________________, 1999.






                     Prospectus dated              , 1999.

                            ------------------------
                               TABLE OF CONTENTS
                            ------------------------

                                                                       Page
                                                                       ----
Prospectus Summary                                                        5
The Offering                                                              6
Summary Financial Data                                                    7
Risk Factors                                                              8
Special Note Regarding Forward-Looking Statements                        21
Use of Proceeds                                                          22
Dividend Policy                                                          22
Capitalization                                                           23
Dilution                                                                 23
Selected Financial Data                                                  24
Management's Discussion and Analysis of Financial Condition
    and Results of Operations                                            25
Year 2000 Compliance                                                     31
Plan of Distribution                                                  ...33
Business                                                                 35
Management                                                               48
Executive Compensation                                                   50
Transactions with Affiliates                                             51
Principal Stockholders                                                   52
Description of Capital Stock                                             53
Determination of Offering Price                                          55
Legal Matters                                                            55
Experts                                                                  56
Where You Can Find More Information                                      56



                            ------------------------

    Through and including        , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and concerning an unsold allotment or subscription.

                               PROSPECTUS SUMMARY
                               ------------------
    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                 LinuxOne, Inc.
                                 ==============

Our Business
------------
    We are an emerging developer and provider of open source software and services, including the LinuxOne Operating System, which we call "LinuxOne OS". Unlike proprietary software, open source software has publicly available source code and can be copied, modified and distributed with minimal restrictions. Our web site, Linuxone.net, is an online source of information and news about open source software and one of the online communities of open source software users and developers. In addition to offering content for the open source community, Linuxone.net serves as a forum for open source software development and offers software downloads and a shopping site. Our professional services include technical support, training and education, custom development and consulting. We are committed to serving the interests and needs of open source software users and developers and to sharing all of our product developments with the open source community.

        We currently have four products.

    * LinuxOne Operating System is our first product. Since it was only introduced in September, 1999, we do not have a history of operations.
    * LinuxMac, our second product, is a software program that facilitates the reading and writing of Macintosh disks and CDs on a Linux system. This software package has been completed and is currently available for sale.
    * LinuxLite, our third product, is a software product that facilitates transition from Windows to Linux. This software package has been completed and is currently available for sale.
    * LinuxOne "Ready Drive", a hard drive subsystem (IBM and Fujitsu 13 and 17 gigabytes) with preloaded LinuxOne OS, is currently available for sale.

     Our products are also available via free download from Linuxone.net and other sites across the Internet, but do not include technical support or printed user documentation in these instances.

Our Market Opportunity
----------------------
    The rapid growth of the Internet in recent years has accelerated the development of open source software. Under the open source software model, software is created through the collaborative efforts of large communities of independent developers. Developers work alone or in groups to write code, make the code available over the Internet, solicit feedback on it from other developers, then modify and share it with others for general use. This continuous process results in the rapid evolution and improvement of open source software.

    We believe open source software offers many potential benefits for software customers, users and vendors. Customers and users are able to acquire the software at little or no cost, install the software on as many computers as they wish, and customize the software to suit their particular needs. In addition, customers and users can obtain software updates, improvements and support from multiple vendors, reducing reliance on any single vendor. Vendors are able to leverage the community of open source developers, allowing them to reduce development costs and decrease their time to market. Vendors are also able to distribute their products freely over the Internet, enabling them to create large global user bases quickly.

      Open source software is particularly well-suited to the Internet and
includes the following Internet software and server products,    which is
included in our LinuxOne OS distribution:

     The Apache Web Server, one of the most common web servers in use today and one of the most reliable. The Apache software is widely recognized as leading server software for Linux distributions and currently has a share of the market in the 38% range. This software is recognized as extremely stable, easy to use, and easy to configure.

     Perl is a standard scripting language for Apache servers and is used on almost all computer operating environments, including Windows, UNIX, and Linux for scripting many functions.

     Sendmail is an email routing tool that handles a majority of all email traffic and is a standard on most UNIX and Linux system distributions, easily having the majority of these systems as its native environment.

     The kernel is the heart of the Linux operating system. It is the part of the operating system that allocates resources and controls processes.

      Linux-based operating systems represented 17% of new license shipments of server operating systems in 1998, according to International Data. Despite strong initial market acceptance, these operating systems have been slow to penetrate large corporations at the enterprise level due in part to the lack of viable open source industry participants to offer technical support and other services on a long-term basis.

Our History
-----------
    LinuxOne, Inc. was incorporated in Nevada in March 1999. Our principal executive offices are located at 1619 Morgan Court, Mountain View, California 94093.

    "LinuxOne", LinuxOpen", "LinuxOne OS",   "LinuxMac", "LinuxOne Lite"
and "One Stop for Linux" are trademarks or service marks of LinuxOne, Inc. Other trademarks and trade names in this prospectus are the property of their respective owners.

                             THE OFFERING
                             ------------

Shares offered by LinuxOne. . . . . . . . . . .  3,000,000 shares

Shares to be outstanding after the
Offering                                         9,573,000      shares


                                        6

Use of proceeds                                  To provide working capital and
                                                 and for other general
                                                 corporate purposes including
                                                 geographic expansion. See
                                                 "Use of Proceeds".

Proposed Nasdaq symbol                           "LINX"


    The number of shares of common stock to be outstanding after the offering is
based on the number of shares outstanding on    October 31    , 1999     and
assuming all Shares are sold in this offering.    This number does not include
600,000 shares of common stock reserved as of    October 31    , 1999 for future
stock option grants and purchases under our executive compensation plans. See "Management--Director Compensation" and "Executive Compensation".

                             SUMMARY FINANCIAL DATA
                             ----------------------

    The following table summarizes the financial data of our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.

                                                      Period From Inception
                                                    To    October 31    , 1999
                                                      ---------------------
Statement of Operations Data:
Revenue                                                      $       0
Net Income (Loss)                                              (157,896)
Net Income (Loss) available to Common                          (157,896)
  Stockholders
Earnings (Loss) per common share                               (  .026)
Weighted Average common shares outstanding
Weighted average common shares outstanding.                   6,573,000

(1) Our fiscal year ends on December 31, 1999.

    The following table presents a summary of our balance sheet at
   October 31    , 1999:

                                           October 31    , 1999
                                         ----------------------

Balance Sheet Data:
Cash and cash equivalents                    $     403,392
Property and Equipment, Net                         18,273
                                             -------------
Total assets                                 $     460,528
Total liabilities                            $      36,424
Total stockholders' equity                   $     424,104

                                  RISK FACTORS
                                  ------------

THIS OFFERING INVOLVES A    GREAT     DEGREE OF RISK. YOU SHOULD CAREFULLY
CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES OF COMMON STOCK.

             RISKS RELATED TO OUR LINUX-BASED OPEN SOURCE BUSINESS MODEL
             -----------------------------------------------------------

RISKS RELATED TO OUR LINUX-BASED OPEN SOURCE BUSINESS MODEL:
-----------------------------------------------------------

Our business may not succeed because open source software business models are unproven.

    We have not demonstrated the success of our open source business model,
which gives our customers    and all commercial distributors of Linux     the
right to freely copy and distribute our software.    The requirement of the open
source license is that anyone is free to modify or enhance the Linux operating system as long as the source code for the changes is available for anyone to copy it off the Internet and distribute it. All commercial distributions are subject to this requirement. There is always a risk that the market will settle for the free version, not purchase our products and no revenues will be generated. Another risk is that another commercial distribution could take our source and install codes and copy them for distribution under their own label. We intend to provide better service and support to overcome this very real
risk.      To date, no other company has built a successful open source business. Few open source software products have gained widespread commercial acceptance partly due to the lack of viable open source industry participants
to offer adequate service and support on a long-term basis.   We intend to use a
third-party support organization to provide service and support to our
customers.     In addition, open source vendors are not able to provide industry standard warranties and indemnities for their products, since these products have been developed largely by independent parties over whom open source vendors exercise no control or supervision. If open source software should fail to gain
widespread commercial acceptance, we would not be able to   generate any
revenues and our business could fail.

Our reliance on the support of Linux Torvalds and other prominent Linux developers could impair our ability to release major product upgrades and establish market share.

    We may not be able to release major product upgrades of our products on a timely basis because the heart of our products, the Linux kernel, is maintained by third parties. Linux Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel or if Mr. Torvalds or other prominent Linux developers were to join one of our competitors or no longer work on the Linux kernel, we will have to either rely on another party to further develop the kernel or develop it ourselves. We cannot predict whether enhancements to the kernel would be available from reliable alternative sources. We could be forced to rely to a greater extent on our own development efforts, which would increase our development expenses and may delay our product release and upgrade schedules. In addition, any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications.

We may not be able to effectively assemble and test our software because it contains codes developed by independent third parties over whom we exercise no control, which could result in unreliable products and damage to our reputation.

    LinuxOne OS, in compressed form, consists of approximately 570 megabytes
(MB) of code and in uncompressed form, consists of approximately 1400 MB of
code.   A small portion of the core source and applications are written and
developed by independent third parties;    however, the majority are written and
will be maintained by our in-house engineers.     Included within these codes
are numerous distinct software components which we must assemble and test before
we can release a new version of LinuxOne OS.    We believe our engineers can
compile the code, test it with a high degree of accuracy and detect the majority of compilation errors; however, we have no guarantee that we will find all
errors. If we are unable to detect all errors through testing,      LinuxOne OS
could fail, resulting in serious damage to our reputation and potential litigation. Although we attempt to assemble only the best available components, we cannot be sure that we will be able to identify the highest quality and most reliable components, or successfully assemble and test them. In addition, if these components were no longer available, we would have to develop them ourselves, which would significantly increase our development expenses.

The scarcity of software applications for Linux-based operating systems could prevent commercial adoption of our products.

    Our products will likely not gain widespread commercial adoption until there are more third-party software applications designed to operate on Linux-based operating systems. These applications include word processors, databases, accounting packages, spreadsheets, e-mail programs, Internet browsers, presentation and graphics software and personal productivity applications.
    There are currently a number of third-party software applications available; some are free, others are commercial products. The commercial products are available from companies such as Corel and Applix (office suites with word processing, spreadsheets, email and fax), Oracle and IBM (database), Sybase and
Informix, with more being developed on an almost daily basis.    We intend to
encourage the development of additional applications that operate on Linux-based operating systems by attracting third-party developers to the Linux platform and through marketing and technical support for third-party developers. If we are not successful in achieving these goals, however, our products will not gain widespread commercial acceptance and we will not be able to establish our product sales growth.

     We may not be able to generate revenue from sales of LinuxOne OS if users can more quickly download it from the Internet.

      We intend to derive revenues from the sale of our products in a packaged format on CD, with written instruction manuals and technical support, even though our products are freely available for download on our Internet site. However, the free download versions do not include the manuals or technical
support. In addition,     because the downloads can take up to 36 hours using
a standard telephone connection    via a 36K modem, and involve relatively new
products unfamiliar to most, we anticipate that      many users will purchase
the product    on CD, with the instruction manual and technical support.     If
hardware and data transmission technology advances in the future to the point where increased bandwidth allows users to more quickly download our products
from the Internet,    such as cable modems or DSL technology (where the download
would only take 2-3 hours),     users may no longer choose to purchase our
products. This could lead to a significant loss of projected product revenues.

Our customers may find it difficult to install and implement LinuxOne OS, which could lead to customer dissatisfaction and damage our reputation.

    Installation and implementation of LinuxOne OS,   especially in the server
environment,     often involves a significant commitment of resources, financial and otherwise, by our customers. This process can be lengthy due to the size and
complexity of our products and the   possible     need to purchase and install
new applications.   The installation of LinuxOne OS as a workstation is similar
to an installation of a Microsoft Windows product.    The failure by us to
attract and retain services personnel to support our customers or a delay in implementation for any other reason could result in dissatisfied customers. This could seriously damage our reputation and the LinuxOne OS brand.

RISKS RELATED TO OUR FINANCIAL RESULTS AND CONDITION:
----------------------------------------------------

   We have no operating revenues or profits and may be unable to continue as a going concern.

     We are a development stage company and, to date, have not generated any revenues from operations or realized a profit. We are presently investing substantial resources in the testing and development of our Linux software products, but there is no guarantee we will ever be able to generate revenues or will ever realize a profit from sale of our products. Existing cash and available credit are insufficient to fund our cash flow needs for the next year and we are relying on the proceeds of this offering to continue as a going concern and expand our current operations. See "Liquidity and Capital Resources."

We have a limited operating history and it is difficult to evaluate our business.

    LinuxOne, Inc. was formed in March 1999, and has not yet had any earnings.
We face all the risks inherent in a new business     such as lack of an
established market for our products, lack of experience in the Linux software industry, new personnel working together in management and software development
and lack of sales.     There can be no assurance we will be successful and/or
profitable. We began offering LinuxOne software, in beta form, in September 1999. Our limited operating history makes it difficult to evaluate the risks and uncertainties that we face. Our failure to address these risks and uncertainties could cause our business results to suffer and result in the loss of all or part of your investment.

We expect to incur substantial losses in the future.

    We have incurred operating losses of    $157,896 from inception to
October 31, 1999, the date of our audited financial statements.     We
expect to incur significant losses at least through the fiscal year ending
December 31, 2001    as we continue to test and improve our LinuxOne OS and
LinuxMac products and begin research and development on building Software Development Kid (SDK) products in multi-lingual platforms, currently in the
planning stages in French, Spanish, German, Japanese and Chinese.    We
expect substantial increases in our sales and marketing, research and
development and administrative expenses    in the estimated sum of
approximately $14,000,000.     As a result, we cannot be    sure     when or if
we will achieve sustained profitability. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview", "Results of Operations" and "Liquidity and Capital Resources".

   Our anticipated future operating results may be affected by various market factors.

     We have not established a market for our products and our future operating results may be negatively affected by many factors, including:

    - our ability to establish customers, attract new customers and satisfy our customers' demand;

    - changes in gross margins of our current and future products and services;

    - the timing of our release of upgrade versions of our products;

    - introduction of new products and services by us or our competitors;

    - changes in the market acceptance of Linux-based operating systems;

    - changes in the usage of the Internet and online services;

    - timing of upgrades and developments in the Linux kernel and other open source software products;

    - the effects of acquisitions and other business combinations, including one-time charges, goodwill amortization and integration expenses or difficulties; and

    - technical difficulties or system downtime affecting the Internet or our web site.


We arbitrarily established our offering price for shares.

     The offering price of the Shares was established by us in order for us to
raise a gross amount of approximately    $23,750,000     in this offering. Among
the factors considered were our limited operating history, the proceeds to be raised by the offering, the nature of our assets, estimates of our business potential, the amount of capital to be contributed by investors in this offering in proportion to the amount of stock to be retained by the existing stock-holders, and the general condition of the securities market. The offering price bears no relationship whatsoever to our assets, earnings, book value or other
criteria of value   and the market value of common stock you purchase could be
less than the offering price.    See "Management's Discussion and Analysis of
Financial Condition and Results of Operations", "Business", "Principal Stockholders" and "Financial Statements".

We may not be able to successfully recruit and retain qualified professionals, who are currently in demand and whose numbers are limited.

    We compete intensely with other software companies nation-wide to recruit and hire from a limited pool of qualified personnel. If we cannot attract and hire additional qualified sales and marketing, professional services and software engineering and development personnel, our business results will suffer.

Our management team may not be able to successfully implement our business strategies because it has only recently begun to work together.

    Our business is   very    dependent on the ability of our management to
work together effectively to meet the demands of our growth.    Our senior
management team, including our President, Wun C. Chiou, Sr., our Vice President-Marketing, Robert Philips, have only been working together since April 1999, and Tessy Albin, our Chief Financial Officer and Treasurer, has only been
with our management team since December 1999.      These individuals have not
previously worked together as a management team. The failure of our management team to work together effectively could prevent efficient decision-making by our executive team, affecting product development and sales and marketing efforts, which could negatively impact our operating results.

We could lose Dr. Wun Chiou, Sr.,   Tessy Albin     , Robert Philips or other
key personnel, which could prevent us from executing our business strategies.

    Our future success depends on the continued services of our current    key
personnel, who consist of our officers and directors:     Dr. Wun Chiou, Sr.,
   Tessy Albin      and Robert Philips. The loss of the technical knowledge and
industry expertise of any of these   key personnel     could seriously impede
our success.

We may lack the financial and operational resources needed to increase our market share and compete effectively with Microsoft, other established operating systems developers and other service and support providers.

    In the market for operating systems, we face significant competition from larger companies with greater financial resources and name recognition than we have. These competitors, which offer hardware-independent multi-user operating systems for Intel platforms and/or UNIX-based operating systems, include Microsoft, Novell, IBM, Sun Microsystems, The Santa Cruz Operation, AT&T, Compaq, Hewlett-Packard, Olivetti and Unisys. We do not believe that any of these competitors currently produce and market any open source software products.

    As we increase our services offerings, we may face competition from larger and more capable companies that currently service and support other operating systems, particularly UNIX-based operating systems, due to the fact that Linux and UNIX-based operating systems share many common features. These companies may
be able to leverage their existing service organizations and provide    better
     levels of support on a more cost-effective basis than we can. We may not be able to compete successfully with these current or potential competitors. See "Business--Competition".

We may not be able to match the promotional activities and pricing policies offered by other suppliers of Linux-based and other open source operating
systems, which could result in    an inability to establish or a     loss of
market share.

    In the new and rapidly-evolving market for Linux-based operating systems, we face intense competition from a number of other suppliers of Linux-based operating systems, especially Red Hat, Inc. We also face competition to a lesser extent from developers of non-Linux-based open source operating systems such as BSD-based operating systems. BSD-based operating systems such as FreeBSD, NetBSD and OpenBSD are open source operating systems produced by communities of developers working together via the Internet, and which are published and
distributed by Walnut Creek CD-ROM, among others.   Since competition in the
commercial versions of Linux are based on enhancements, packaging that includes many free applications, documentation and service and support, customers are offered more than is available from the free distributions or Internet download
versions.     We expect competition in broader open source operating systems and the Linux-based operating systems market to intensify. In addition, companies like Sun Microsystems, Corel and Cygnus Solutions, which have large customer bases and greater financial resources and name recognition than we do, have indicated a growing interest in the market for Linux-based operating systems. These companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to their customers than we can. Furthermore, because Linux-based operating systems can be
downloaded from the Internet for free    from all commercial distributors,
including Red Hat, Mandrake, VA Linux Caldera, SuSE and others,     or purchased
at a nominal cost and modified and re-sold with few restrictions, traditional barriers to entry are minimal. Therefore, it is possible that new competitors or
   partnerships formed between existing     competitors may emerge and rapidly
acquire significant market share. See "Business--Competition".

If we fail to establish and maintain    necessary     distribution and other
business relationships with established companies, we may not be able to attract
and retain    an adequate     customer base.

    Our success depends on our ability to establish and maintain distribution and other business relationships with established hardware manufacturers, distributors, software vendors and enterprise solutions providers. These
relationships    are necessary because they     allow us to offer our products
and services to a much larger customer base than we would otherwise be able to through our direct sales and marketing efforts. We may not be able to establish these relationships or, if established, to replace them on attractive terms.

    In addition,   business relationships     we may establish may not afford us
any exclusive marketing or distribution rights. As a result, the companies with
which we   may enter into agreements     will be free to pursue alternative
technologies and to develop alternative products and services in addition to or in lieu of our products and services, either on their own or in collaboration with others, including our competitors. Moreover, we cannot guarantee that the companies with which we may establish strategic relationships will market our products effectively or devote the resources necessary to provide us with effective sales, marketing and technical support. See "Business--Sales, Marketing and Distribution".

We may not be able to generate   any revenue     from our planned international
expansion to offset the costs   that will be    associated with establishing and
maintaining   such     foreign operations.

    A key component of our   future    growth strategy is to   establish     our
presence in   selected     foreign markets. We are in the process of
establishing subsidiaries in Hong Kong, Japan, Taiwan, China and Singapore and
are considering further expansion within Europe.   We do not yet have any
subsidiaries.      We may also enter other markets as opportunities arise.
There will be leasing and administrative costs associated with establishing international facilities and operations, promoting our brand internationally,
and developing localized web sites and other systems.   Any     revenue
realized     from international activities may not offset the expense of
establishing and maintaining these foreign operations. In addition,    because
the current management team has only 4 years of combined     experience in
marketing and distributing products or services in    international     markets,
we    will incur the expense of hiring and training professionals in
international marketing prior to our proposed expansion     and, therefore, may
not benefit from any first-to-market advantages.

We face risks inherent in international business and expansion.

We will seek to enter into marketing and/or development agreements with various
foreign    systems integration companies and/or manufacturing companies who will
bundle their products with our products and share revenues with us,     all as
part of our overall corporate strategy for global expansion.   These potential
partners could develop or manufacture products, such as motherboards, add-on cards, sound cards, video cards and scanners, which could be bundled with our
LinuxOne products to enhance our distribution.     There are no guarantees we
will be able to successfully market, sell and deliver our products in any
foreign markets. Further, there are   definite    risks inherent in doing
business within a global marketplace, including, but not limited to:

     -  political and economic instability within the foreign marketplace;

     -  foreign law and regulation;

     -  unexpected changes in regulatory requirements;

     - tariffs and export controls, difficulties in managing foreign operations;

     - highly complex financial instruments (e.g., letters of credit); and fluctuations in currency exchange rates and currency hedges and issues related to taxation of international business transactions.

Such global risk exposure could adversely affect our business.  See "Business".

Attempts to expand by means of business combinations or joint ventures may not be successful and may harm our operational efficiency, financial performance and relationships with employees and third parties.

    We may expand our operations or market presence by entering into business
combinations, investments, joint ventures or other   partnerships     with
hardware manufacturers, software vendors, Internet companies, open source software developers or other companies, both in the United States and internationally. Our ability to expand in this way may be limited due to the
many financial and operational risks accompanying these transactions.    The
material risks associated with these types of proposed transactions are as follows:

    - we may have difficulty assimilating the operations, technology and personnel of the combined companies;

    - our business may be disrupted by the allocation of resources to consummate these transactions;

    - we may have problems retaining key technical and managerial personnel from acquired companies;

    - all existing stockholders' ownership interest in our company     will be
      diluted if we issue equity to fund these transactions;

    - acquired businesses may initially be unprofitable, resulting in our assumption of operating losses and increased expenses;

    - our reputation may be harmed if the open source development community does not approve of these transactions; and

    - our relationships with newly-acquired employees, customers and
      potential business partners     may be weakened or terminated as a result
      of these transactions.

RISKS RELATED TO OUR INTERNET STRATEGY
--------------------------------------
We are subject to problems inherent in Internet commerce.

   Even though we provide free downloads of our basic products via our web site, we also have an online store where our customers, using a credit card, can place an order for our expanded products, which contain additional bundled enhancement
software and technical support.      Security on the Internet has always been a
concern to companies which conduct business via the Web; however, with money now exchanging hands in Internet transactions, it is an even greater concern. The potential for viruses which can virtually destroy a system is a distinct possibility and hackers now have the potential technology to wreak havoc on any business operation. Unsecured transactions on the Internet are subject to inspection by just about anyone who knows how to access the information regarding them. As credit card or checking account numbers are being exchanged, the window of opportunity for theft is wide open. There is no guarantee we
will not be   subject to an attack on our network facilities, or that we will
not experience a virus from hackers attempts.     We will attempt to obtain the
best security measures for our site. See "Business".

We may fail to promote and enhance our web site effectively, which may prevent
us from attracting new visitors, advertisers or    potential     electronic
commerce partners to our web site.

    Enhancing the Linuxone.net web site is critical to our ability to
Attract customers and realize     revenues. In order to attract and retain
Internet    customers,     advertisers and    potential     electronic commerce
partners, we intend to substantially increase our expenditures for enhancing and further developing our web site. Our success in promoting and enhancing the
Linuxone.net web site will also depend on our ability to provide,    at a
minimum, industry standard     content, features and functionality.   We do not
currently have advertising on our web site, nor do we have a program in place
yet to attract advertisers.      If we fail to promote our web site successfully
or if visitors to our web site or advertisers do not perceive our services to be
useful, current or of    higher quality than our competitors,     our ability to
generate revenue from our web site will be significantly impaired.

Because there is no industry standard for the measurement of the effectiveness of Internet advertising, advertisers may not increase or even maintain their current levels of Internet advertising, which would prevent us from generating a measurable amount of revenue from our web site.

    As we execute our Internet strategy,   in the future,     we expect to
Derive   some measurable     percentage of our revenue from sponsorships and
advertising on our web site;   however, to date, we have not yet generated any
advertising revenues and we do  not yet advertise on any other web site.     We
may not generate    any     revenues if     we do not attract new
advertisers and    not only     establish,    but also     maintain or possibly
increase Internet advertising     on our web site.     As there is no
industry standard for the measurement of the effectiveness of Internet advertising, advertisers that currently advertise on the Internet may reduce or eliminate this form of advertising and advertisers that have traditionally relied upon other advertising media may be reluctant to begin to advertise on the Internet. Moreover, widespread adoption of currently available software programs that limit or prevent advertisements from being delivered to an Internet user's computer would negatively affect the commercial viability of Internet advertising and would further deter advertisers from increasing or maintaining current levels of Internet advertising. Our ability to successfully execute our Internet strategy will be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

We may be unable to adequately measure the demographics of visitors to our web site, which is critical to our ability to attract advertising revenue.

    We expect that it will be important to our advertisers that we accurately measure the demographics of the visitors to our web site. While we have not committed any resources to the measurement of demographics to date, we are
currently    designing    systems to record demographic data on our web site's
visitors.   We have not yet collected any demographic data.  Since we have not yet entered into any agreements with advertisers, the costs of implementing a demographics program are not yet known. However, if a demographic program is not
constructed effectively, we may not be able     to accurately measure the
demographic characteristics of our web site's visitors. Until    our program is
developed and     functional, we will need to rely on third parties to provide
demographic measurement services   to us and to any advertisers we may enter
into agreements with,     which might not be readily available or    affordable
to us.     Companies may choose not to advertise on our web site or may pay less
for advertising if they do not perceive our   demographic     measurements or
measurements made by third parties to be reliable.

Our Internet strategy will fail if the infrastructure of the Internet is not continually developed and maintained.

    The success of our Internet strategy will depend in large part on the continued development and maintenance of the infrastructure of the Internet. Because global commerce and the online exchange of information is new and evolving, we cannot predict with any certainty that the Internet will be a viable commercial marketplace in the long term. The Internet has experienced, and we expect it to continue to experience, significant growth in the number of users and amount of traffic. If the Internet continues to experience an increased number of users, frequency of use or increased bandwidth requirements of users, it may not be able to support the demands placed upon it by this growth, and its performance and reliability may suffer. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face similar outages and delays in the future. Any outage or delay could affect the level of Internet usage, as well as the volume of traffic on our web site. If the necessary infrastructure, standards or protocols or complementary products, services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our Internet strategy will not succeed.

Our operations may be adversely affected by government regulation of the Internet.

Although there are currently very few Internet content or commerce regulations, we anticipate there could be substantial new regulations in the very near
future.    Currently, there are many pending proposals, some of which are:

-     impose and regulate taxes;

-     establish encryption standards;

-     regulation of pornographic content;

-     truth in advertising laws; and

-     many regarding e-commerce.

Depending on the number and extent of laws, rules and regulations imposed in the future, the Internet and e-commerce, particularly, could lose its viability,
which could severely impact our business operations.     However, at this time,
there is no way to predict    which     laws, rules or regulations    will be
approved and/or implemented     or how such    laws, rules or     regulations
may affect our business    operations.

We are vulnerable to unexpected network interruptions caused by system failures,
which may result in reduced visitor traffic on our web site,    failure to
realize revenues     and harm to our reputation.

       We project our revenue sources will be through direct customer sales and from web site sales; however, our projected web site sales are vulnerable to
interruptions.      Substantially all of our communications hardware and other hardware related to our web site is located at our facilities in Mountain View, California. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. In addition, although we have implemented network security measures, our servers are vulnerable to computer viruses, electronic break-ins, human error and other similar disruptive problems which could adversely affect our systems and web site. Although we try to prevent unauthorized access to our systems, we cannot eliminate this risk entirely. We could lose revenue and suffer damage to our reputation if our
systems were affected by any of these occurrences.    We do not have any
insurance which would     compensate us for any losses that may occur due to
failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

Visitors to our web site could experience delays and decreased performance during periods of heavy traffic, which could result in dissatisfaction with our web site and damage to our reputation.

    Our web site could  experience slower response times or decreased traffic
   during periods of heavy traffic     for a variety of reasons,    including,
overload caused by too many simultaneous attempts to access the server, communications link errors, updates to the site slowing traffic, or the T-1 link
provider not meeting the guaranteed minimum service level.    These occurrences
may have a material impact on our business. These types of occurrences in the future could materially adversely affect our reputation and brand name and could cause users to perceive our web site as not functioning properly. Under these circumstances,our users might choose another web site or other methods to obtain
Linux-based operating systems or Linux-related information.    While our service
levels to date have been well within industry standards, outages can and will occur, and they are completely unpredictable.

RISKS RELATED TO LEGAL UNCERTAINTY:
----------------------------------

We could be prevented from selling or developing our products if the GNU general public license and similar licenses under which our products are developed and licensed are not enforceable.

    The Linux kernel was developed by    an independent third party in Finland,
Mr. Linus Torvalds, and is     licensed worldwide under the GNU General Public
License and similar licenses.    We developed our LinuxOne OS based on the Linux
kernel and the GNU License.     These licenses state that any program licensed
under them may be liberally copied, modified and distributed. We know of no circumstance under which these licenses have been challenged or interpreted in court. Accordingly, it is possible that a court would hold these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that Linux-based operating systems, or significant portions of them, may not be liberally copied, modified or distributed, would have the effect of preventing us from selling or
developing our products.     In addition, if the licenses are declared invalid,
then our access to the kernel would be denied and our continued operations would be completely dependent upon our other products and/or services unrelated to the Linux kernel, and we currently have no such unrelated products.

Our products may contain defects that may be costly to correct, delay market acceptance of our products and expose us to litigation.

    Despite testing by us and our customers, errors may be found in our software products or in software we bundle with our distribution once we commence commercial shipments. This risk is exacerbated by the fact that most of the code in our products is developed by independent parties over whom we
exercise no supervision or control. If    code     errors are discovered, we may
have to make significant expenditures of capital to eliminate them and yet may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation and our ability to convince commercial users of the benefits of Linux-based operating systems and other open source software products.

    In addition, failures in our    software     products,    or software
products bundled with our distribution,     could cause system failures    or
other computer-related problems     for our customers who may   then     assert
warranty and/or other claims for substantial damages against us,    which may
not be covered by any product liability insurance which we may obtain, or the
product liability insurance of our third-party bundlers.     Although our
standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some
jurisdictions,     and we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim which would not be covered under any product liability insurance which we may obtain in the future. We currently do not carry product liability insurance.

We are vulnerable to claims that our products infringe third-party intellectual property rights particularly because our products are comprised of many distinct software components developed by thousands of independent parties.

    We may be exposed to future litigation based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that most of the code in our products is developed by independent third
parties over whom we exercise no supervision or control    and have no written
agreements with. these independent third parties could infringe on the intellectual property rights of others without our knowledge. Any such claims
     of infringement    by established companies     could require us to re-
engineer our products or seek to obtain licenses from   the infringed party,
in order to continue offering our products. In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our reputation.

Our efforts to protect our trademarks may not be adequate to prevent third parties from misappropriating our intellectual property rights.

    Our most valuable intellectual property is our collection of trademarks and
service marks.   We have filed for and currently have trademarks/service marks pending with the U.S. Patent and Trademark Office for the following:

-     LinuxOne
-     One Stop for Linux
-     LinuxOpen
-     Center for Open Sources
-     LinuxMac
-     LinuxOne Lite

      We do not know of any competing trademark applications pending for any of our trademarks or service marks, but this does not guarantee that none have been or may be filed.

     We    also intend     to file trademark and/or service mark registrations
   for these marks     in Canada, Singapore, Europe, Hong Kong, Japan and China.
Effective trademark and/or service mark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our rights could damage or even destroy the LinuxOne brand and impair our ability to compete effectively. Furthermore, defending or enforcing our rights could result in the expenditure of significant financial and managerial resources.

     The protective steps    of filing federal trademark/service mark
applications      we have taken may be inadequate to deter    future
misappropriation of our trademark and/or service mark rights. Although we do not believe that we have suffered any misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our rights. See "Business-- Intellectual Property".

     We cannot trademark the Linux brand, and the license on the Linux-based software is freely available under the worldwide GNU License from Linus Torvalds. If the GNU License is declared invalid, we would lose our rights to use it and our business would likely be destroyed.

     If we fail to protect our rights, other persons may use our trademarks and/or service marks on their products, causing confusion in the marketplace and loss of revenues to us.

We may be sued as a result of information published or posted on or accessible from our LinuxOne.net web site.

    We may be subjected to claims for defamation, negligence, copyright or trademark/service mark infringement or other claims relating to the information we publish on our web site. These types of claims have been brought, sometimes successfully, against online services in the past, and can be costly to defend. We may also be subjected to claims based on content that is accessible from our web site through links to other web sites or through content and materials that may be posted by visitors to our web site. We believe that the scope and amount of our general liability insurance is appropriate, given our current financial position. However, this insurance may not adequately protect us against these types of claims. We have not been a party to any lawsuit of this type to date.

Our software products, as well as those of our customers and suppliers, could fail as a result of the Year 2000 problem.

    We have conducted a review of LinuxOne and our internal systems to identify functions that need correction to be "Year 2000 compliant". We have not, however, tested our other products and have not tested or sought certifications from third parties bundling software applications and components with
LinuxOne OS.     Any failure by our products or third-party software bundled with our products to function in the Year 2000 may decrease the value of our products, give rise to warranty claims and tarnish the LinuxOne brand. Additionally, the Year 2000 problem may affect us by causing disruptions in the business operations of, or delay technology purchases by, companies with which we do business, such as customers and suppliers causing a decrease in our product revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance".

RISKS RELATED TO THIS OFFERING:
------------------------------

Ownership of 45% of our issued and outstanding common stock by Dr. Wun C. Chiou,
an officer and director of our Company,     may limit your ability to influence
corporate matters.

    Immediately following this offering,    Dr. Wun C. Chiou, an officer and
director of our Company, will hold, directly and indirectly,     approximately
45% of our outstanding common stock.   Dr. Chiou,    together with other
stockholders holding any amount in excess of 6% of our total outstanding common stock, could determine the outcome of actions taken by us that require
stockholder approval. For example,    Dr. Chiou     and these stockholders,
    holding 6% of the stock,     could elect all of our directors, delay or
prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and control changes in management.

Investors in this offering will suffer immediate substantial dilution.

Our existing stockholders acquired their shares at a price substantially less than that which the purchasers in this offering will pay for their shares. Accordingly, an investment in our shares in this offering will result in the immediate and substantial dilution of the net tangible book value of any shares
you purchase    from the initial public offering price of $8.25 per share to
$2.35 per share, or a reduction in the value of your shares of $5.90 per share.
     See "Dilution" and "Financial Statements".

   Anti-takeover     provisions of our corporate charter and By-laws may delay
or prevent transactions that many stockholders may favor.

    The indemnification and stockholder meeting     provisions of our
certificate of incorporation, by-laws    and Nevada corporate laws may be deemed
anti-takeover provisions because they may     discourage, delay or prevent a
merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares.

   The indemnification provision may require us to pay for or reimburse damage claims asserted against our officers, directors, employees and agents and this potential financial liability may be deemed unacceptable by a merger candidate. Also, the stockholder meeting provision requires prior notice of 10 to 60 days
and this may also frustrate a merger transaction.      See "Description of
Capital Stock-Nevada Law and Certain Charter and By-Law Provisions."

Our stock price may be extremely volatile and you may not be able to resell your shares at or above the initial offering price.

    Following this offering, the price at which our common stock will trade, assuming a market develops, may be extremely volatile and may fluctuate significantly. We will determine the initial public offering price of our common stock based on an assessment of the valuation of our stock. The public market may not agree with or accept this valuation. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly software and Internet companies. After this offering, therefore, you might not be able to resell your shares at or above the initial public offering price.

A substantial number of shares of our common stock could be sold into the public market within one year after this offering, which could depress our stock price.

    Once a trading market develops for our common stock, many of our stockholders will have an opportunity to sell their stock for the first time. More than 6,000,000 shares, or three times the number of shares sold in this offering will become eligible for sale in the public market at various dates beginning approximately 6 months after the date of this prospectus. Sales of a substantial number of shares of common stock in the public market, or the threat that substantial sales might occur, could cause the market price of our stock to decrease significantly. These factors could also make it difficult for us to raise additional capital by selling stock. See "Description of Capital Stock-Shares Eligible for Future Sale".

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
               -------------------------------------------------

    Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                             USE OF PROCEEDS
                             ---------------

    We estimate the net proceeds to us from the sale of 3,000,000 shares of common stock in this offering to be approximately $22,096,250, assuming an initial public offering price of $8.25 per share, and after deducting the estimated offering expenses.

    The principal purposes of this offering are to increase our capitalization and financial flexibility, to provide a public market for the common stock and to facilitate access to public equity markets.

    Assuming completion of the offering and receipt of proceeds from the sale of all shares offered, the proceeds are expected to be disbursed over the next 12 months, in the priority and approximate sums set forth below:


      Total Proceeds                          $24,750,000
      Less: Legal, Accounting, Printing
            and Offering Expenses                 550,000
            Underwriting Commissions            2,103,750
                                              -----------
      Net Proceeds                            $22,096,250

      Wages and Salaries                      $ 2,000,000
      Web site Development/Enhancement          1,000,000
      Product Inventory                         2,000,000
      Research and Product Development          4,000,000
      Computer Hardware and Equipment           1,000,000
      Marketing and Sales                       4,000,000
      Establishment of Foreign Offices          3,000,000
      Applications for Foreign Trademarks         200,000
      Legal and Accounting                        500,000
      Working Capital                           4,396,250
                                               ----------
      Total Use of Net Proceeds               $22,096,250

     A portion of the    working capital     may be used for the acquisition of
businesses, products and technologies that are complementary to our own, as well
as to expanding our software products and consulting services.   We have not yet
identified any acquisitions. Any unused     proceeds of this offering will be
invested in short-term, interest-bearing, investment-grade securities until allocated for specific use.

     In the event less funds are received from this offering, we intend to reduce all expenditures on a prorata basis.

                                DIVIDEND POLICY
                                ---------------

    We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION
                                --------------

    The following table sets forth the capitalization of LinuxOne as of
   October 31    , 1999:

    You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                 Actual as of
                                               October 31    , 1999
                                            -----------------------
Stockholders' equity:

  Common stock, par value $.001 -

  (Actual) 25,000,000 shares authorized,
   6,573,000    shares issued and outstanding;   $     6,573


  (Pro forma after offering) 25,000,000
   authorized, 9,573,000 shares issued
   and outstanding                               $     9,573
   Additional paid-in capital                    $23,747,000

Accumulated deficit                              $  (157,896)
                                                -----------
Total stockholders' equity                       $23,598,677

                                    DILUTION
                                    --------

    Our net tangible book value per share immediately after this offering will be substantially less than the assumed initial public offering price. Our net
tangible book value as of    October 31, 1999 was $424,104, or $.06      per
share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale by us of the 3,000,000 shares of common stock in this offering at an assumed initial public offering price of
   $8.25     per share, after deducting the estimated offering expenses, the
adjusted net tangible book value of LinuxOne will be    $22,520,354, or $2.35
per share.     This represents an immediate increase in pro forma as adjusted
net tangible book value of    $2.29     per share to existing stockholders and
an immediate dilution of    $5.90     per share to investors purchasing common
stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price                                $8.25
Net tangible book value per share prior to this offering               .06
Increase per share attributable to this offering                      2.29
Adjusted net tangible book value per share after this offering        2.35
                                                                  ---------
Dilution per share to new investors                                  $5.90

   The following table summarizes, on a pro forma as adjusted basis, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors at an assumed initial public offering price of
   $8.25     per share, before deducting the estimated offering expenses.

                                 Shares Purchased           Total Consideration
                            ----------------------------    -------------------
                            Number  Percent    Price Per     Amount     Percent
                                               Share
                            ------  -------    ---------     ------     -------
Existing stockholders     6,573,000    69%       $ .09     $   575,600    2%

New investors             3,000,000    31%       $8.25     $24,750,000   98%
                        ------------  -----         -----------    -----
Total                     9,573,000    100%                $25,325,600    100%

                            SELECTED FINANCIAL DATA
                            -----------------------

    The statement of operations data presented below for the period from
inception to    October 31    , 1999, and the balance sheet data as of
   October 31    , 1999 have been derived from our financial statements which have been audited by Mark Bailey & Co., Ltd., independent accountants, and are included elsewhere in this prospectus. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                      Period from Inception
                                                    To    October 31    , 1999
                                                      ---------------------
STATEMENT OF OPERATIONS DATA:
Revenue:                                                 $        0

Other Income
   Interest Income                                            3,097

Costs and Expenses
   Operating and administrative expenses                    159,791
   Depreciation expense                                       1,084
                                                         ----------
   Net Loss                                              $  157,896

   Loss per share                                        $     .026
                          24

Shares of common stock used in computing
Net income (loss) per share:                              6,573,000


                                              As of        October 31    , 1999
                                             ----------------------------------
BALANCE SHEET DATA:

Current Assets
   Cash                                                 $  403,392
                                                        -------------
   Total current assets                                 $  403,392
Property and Equipment
   Property and Equipment, Net                          $   18,273
                                                        ----------
Other Assets
      Deferred Offering     Costs                       $   37,909
      Computer Software Costs                                  954
                                                        ----------
        Total Assets                                    $  460,528

Total liabilities                                       $   36,424

Total stockholders' equity                              $  424,104

-------------------------
(1) Our fiscal year ends on December 31, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

Overview
--------
    LinuxOne, Inc. is a newly-formed developer and provider of open source software products and services, and has built a web site dedicated to the open
source software community,    which became available in early October 1999.
LinuxOne, Inc. was incorporated in Nevada in March 1999. We have financed our activities to date through proceeds from the private sale of equity securities.

    Sales of LinuxOne OS, our principal product, have not resulted in any revenue since its introduction in September 1999. We will seek to derive our software and related products revenue primarily from the sale of software products:

    - through distributors (which we anticipate establishing) to enterprise and retail accounts;

    - directly to individual users and enterprises through our Linuxone.net web site and our call center; and

    - from original equipment manufacturers which we intend to solicit to license our software directly.

     We anticipate that we will recognize revenue from software product sales to distributors and original equipment manufacturers for which no technical support is provided at the time our products are shipped, net of a reserve for estimated sales returns. This reserve is recognized based on our estimated distributors' rates of sell-through to the end user. Revenue from the sale of software products to individual users and enterprises for which no technical support is provided is expected to be recognized on the date we ship the software products. In accordance with the provisions of Statement of Opinion No. 97-2 "Software Revenue Recognition", we intend to recognize all of the revenue from the sale of LinuxOne OS ratably over the period that the technical support services are provided in proportion to the costs incurred to provide such technical support services as compared to estimated total costs to be incurred.

    We introduced our Linuxone.net web site    during the first week of October,
1999.     We intend to develop additional features for our web site which we believe will result in a substantial increase in the number of visitors who
access our web site.   Such features will include links to other Linux Community
web sites, discussion forums, news and product features. In addition, advertising revenue is anticipated to be derived from short-term advertising contracts in which we typically will guarantee a minimum number of impressions to be delivered to users over a specified period of time for a fixed fee. Advertising rates are typically measured on a cost per thousand impressions basis. Advertising revenue recognized ratably in the period in which the advertisement is displayed, provided that we have no significant remaining obligations, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. If we do not meet minimum guaranteed impressions requirements, we defer recognition of the corresponding revenue until the minimum number of guaranteed impressions is achieved. We have not yet generated revenue from the sale of advertising on our web site. However, we believe that the expected increase in traffic on our web site, along with our focus on marketing our advertising services, may generate some advertising revenue in the future.

    Prior to September 1999, we did not provide any service offerings to our
customers. In September 1999,    we began offering     our service to include
comprehensive support and maintenance, custom development, consulting and education services. These services have not generated any amount of revenue.

    We intend to market and attempt to sell our software products worldwide. In September 1999, we commenced plans to establish international operations and we expect that total revenue derived from sales outside of North America will increase in the fiscal year ending December 31, 2000 as we seek to expand these operations.

    We plan to expand sales through distributors as well as direct sales through our web site. We also plan to establish original equipment manufacturer relationships in the fiscal year ending December 31, 2000 and, therefore, expect that our original equipment manufacturer-related revenue for this fiscal year will increase.

     As of October 31, 1999, we had a total of 10 employees, consisting of the following:

Job Classification               Number           Annual Salary Range
------------------               ------           -------------------
Chief Executive Officer            1                 $200,000
Chief Financial Officer            1                 $150,000
Engineers                          7                 $60,000-$80,000
Marketing                          1                 $60,000

    We expect to continue to increase expenses associated with our sales and marketing, research and development and general and administrative groups in anticipation of growth and expansion. Given the expected increase in headcount, which cannot be quantified until market conditions warrant such hiring, we anticipate that we will need to either expand our existing offices or lease additional office space within the next 12 to 18 months. We believe that this expansion will result in an increase in total facilities costs.

    If we receive the total net proceeds from this offering, we anticipate adding 10 more engineers and 5 more marketing persons over the next 12 months. We will also hire 4 additional administrative persons. These hirings would result in a corresponding cost increase in the approximate sum of $1,500,000.

                             RESULTS OF OPERATIONS
                             ---------------------
    The following table sets forth our results of operations. The historical results are not necessarily indicative of results to be expected for any future period.

                                                 For the period from Inception
                                                       on March 10 1999
                                                  To    October 31    , 1999
                                                 -----------------------------
Revenue                                             $         0

Other Income
  Interest Income                                   $     3,097

Costs and Expenses
   Operating and administrative expenses . . . .    $   159,791
    Interest Expense                                        118
   Depreciation expense                                   1,084
                                                    -----------
   Net loss                                         $  (157,896)

   Loss per share                                   $     (.026)


Total Revenue
-------------
    We have not yet realized any revenues from our business operations.

Operating Expense -
Sales and Marketing
-------------------

    Sales and marketing expense consists primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations, marketing materials and tradeshows. There were no sales and marketing
expenses for the period from inception to    October 31    , 1999, since we have
just completed production of our initial LinuxOne OS product and have not yet commenced distribution and sales. We expect sales and marketing expense to increase in the foreseeable future as we promote the expansion of our services offerings and web site and expand our international operations.

Research and Development
------------------------
    Research and development expense consists primarily of personnel and related costs for our software products and web development efforts. Research and
development expense for the period from inception to    October 31    , 1999,
totaled    $4,677     We expect  research and development expenses to continue
to increase in the future as we develop our web site and expand features in LinuxOne.

General and Administrative
--------------------------
    General and administrative expense consists primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources, facilities and information system expenses. General and
administrative expense for the period from inception to    October 31    , 1999,
totaled    159,791     $.

    We expect general and administrative expense to continue to increase in the next 12 months as we add administrative personnel to support our business expansion.

Provision for Income Taxes
--------------------------
    We had no provision for income taxes for the period from inception to July 31, 1999, as we incurred losses during this period.


Net Loss
--------
Since we are in the development stage and our operations to date have principally involved research and development, market analysis and other business planning activities, we have not yet generated any revenues from our business activities and have incurred a net loss of ($157,896)since inception.

                        LIQUIDITY AND CAPITAL RESOURCES
                        -------------------------------

    We derived all of our liquidity and operating capital from private sales of
our restricted common stock since inception. At    October 31    , 1999, cash
and cash equivalents totaled     $403,392     , all of which was attributed to
private sales of our common stock. We did not realize any revenues from sales of
our products during the period from inception to    October 31    , 1999, as
LinuxOne OS was not completed and offered for sale until September, 1999.

    Cash used by operations of    $159,791      for the period from inception to
   October 31    , 1999, resulted primarily from our net loss of   ($157,896)
     These costs resulted from development and release of LinuxOne OS in late September 1999.

    Cash generated by financing activities of    $578,600     for the period
from inception to    October 31    , 1999 constituted net proceeds from the
private sales of our common stock.

    We have experienced substantial operating expenses since our inception in connection with the growth of our operations and staffing and the expansion of our services operation and web site. Our capital requirements during the fiscal year ending December 31, 2000 will depend on numerous factors, including the amount of resources we devote to:

    - fund our domestic and international expansion;

    - enhance our Linuxone.net web site;

    - improve and extend our consulting services offerings;

    - make possible investments in businesses, products and technologies; and

    - expand our sales and marketing programs and conduct more aggressive brand promotions.

   Our anticipated future operating results    may be affected by various
factors,     some of which are:

    - our ability to establish customers, attract new customers and satisfy our customers' demand;

    - changes in gross margins of our current and future products and services;

    - the timing of our release of upgrade versions of our products;

    - introduction of new products and services by us or our competitors;

    - changes in the market acceptance of Linux-based operating systems;

    - changes in the usage of the Internet and online services;

    - timing of upgrades and developments in the Linux kernel and other open source software products;

    - the effects of acquisitions and other business combinations, including one-time charges, goodwill amortization and integration expenses or difficulties; and

    - technical difficulties or system downtime affecting the Internet or our web site.

    These factors, all of which, we believe, have equal importance in our future performance, may have an adverse effect on not only our quarterly results, but also the long-term viability of our Company.

    For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our future operating results may fall below expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline significantly.

    We believe that the net proceeds from this offering, together with our cash and cash equivalents, short-term investments and cash flow from operations, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months, as we are projecting that our capital needs will be approximately $20 million during this period. We may need to raise additional funds, however, in order to fund more rapid expansion. We may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or debt securities, if Convertible, could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot guarantee that financing will be available in amounts or on terms acceptable to us, if at all.

    Without the proceeds of this offering, there will only be sufficient cash to fund operations for approximately three months. We are dependent on the proceeds from this offering to continue funding and expanding our business operations. We have no external source of liquidity.

   Our Company has been issued a going concern audit opinion and we have established what we consider a viable plan to continue in operation, which is to scale back operations and expenses and continue business on a smaller scale than originally planned.

                        RECENT ACCOUNTING PRONOUNCEMENTS
                        --------------------------------
    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As issued, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the Financial Accounting Standards Board delayed the effective date of this statement for one year, to fiscal years beginning after June 15, 2000. We do not currently nor do we intend in the future to use derivative instruments and therefore do not expect that the adoption of Statement of Accounting Standards No. 133 will have any impact on our financial position or results of operations.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance regarding when software developed or obtained for internal use should be capitalized. This statement is effective for transactions entered into in fiscal years beginning after December 15, 1998. We do not expect that the adoption of this statement will have a material impact on our financial position or results of operations.

    In December 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-9, "Modification of Statement of Position No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions". Statement of Position No. 98-9 amends Statement of Position No. 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in Statement of Position No. 98-9. Under the residual method, revenue is recognized as follows:

    - the total fair value of undelivered elements, as indicated by vendor specific objective evidence is deferred and subsequently recognized in accordance with the relevant sections of Statement of Position No. 97-2; and
    - the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

    Statement of Position No. 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Also, the provisions of Statement of Position No. 97-2 that were deferred by Statement of Position No. 98-4 will continue to be deferred until the date Statement of Position No. 98-9 becomes effective. We do not expect that the adoption of Statement of Position No. 98-9 will have a significant impact on our results of operations or financial position.

                              YEAR 2000 COMPLIANCE
                              --------------------
    In July 1999, we formed a committee consisting of our President, Chief Financial Officer, and a systems administrator, as part of our effort to perform a coordinated audit of:

    - our proposed products;

    - the software components and applications with which our proposed products will be bundled; and

    - the systems upon which we rely for our internal operations.

Products
--------
    The committee has tested versions of LinuxOne OS,   LinuxMac and LinuxOne
Lite     by accelerating the date within these software programs to December 31,
1999 and observing which software components failed as the date changed to
January 1, 2000. These tests revealed that all versions of    these 3 products
     were Year 2000 compliant. In addition, in September 1999, we hired an independent contractor to test LinuxOne OS for Year 2000 readiness. The independent contractor certified the products as Year 2000 compliant. In light of the testing results and certification, we do not plan to generate a
contingency plan if    any     of   our     products is later found not to be
Year 2000 compliant.    Since all of our other products are only in the
development stage and will not be released until after January 2000, we have not tested any products other than LinuxOne OS, LinuxMac and LinuxOne Lite.

    If it is later determined that products that we have not tested are not Year 2000 compliant, we believe that we have the resources, either in-house or within the open source community, to quickly remedy any non-compliant products. If it is necessary to remedy problems related to the Year 2000 issue, such efforts could otherwise divert our resources from pursuing our business strategy. In addition, known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results or financial condition. Furthermore, some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such claims and actions against other software vendors. Because of the unprecedented nature of
this litigation,    we cannot predict whether or to what extent, if any, we may be affected by it.

Third-Party Products
--------------------
    We bundle third-party applications and software components with LinuxOne OS.
The committee    is currently contacting all     third-parties,    including
suppliers and service providers, with whom we do business for     Year 2000
readiness     and compliance assurances.     We    have been verbally assured by
the majority of our third-party providers that they are     Year 2000 compliant.
   However, the software we distribute is bundled with programs contributed by thousands of developers around the world and is freely available to anyone. It would be impossible for us to contact all these programmers and designers to determine whether their bundled software is Year 2000 compliant. Nevertheless,
it is possible     that the costs associated with the failure of    any
third-party products    could be     material to our business, results of
operations     and/or      financial condition. We do not intend to expend
resources to seek out and correct problems before they arise. Accordingly, it is possible that some of our customers may experience difficulties related to
   bundled     third-party software, which may affect the performance of our products and may lead to adverse results such as an unusually number of calls to our technical support department or other unusual requests for information or assistance. Responding to these requests may divert resources from pursuing
our business strategy.    Any      failure of applications bundled with
our software may reduce the value of our products, decrease or delay revenues, tarnish our brand, give rise to breach of warranty claims or divert resources, any of which could materially adversely affect our business, results of operations and financial condition.

Internal Systems
----------------
    We are in the process of identifying and evaluating the Year 2000 compliance of systems upon which we rely for internal operations such as our computer hardware, software, web server and other related equipment and systems, such as phone systems and security systems. In October 1999, we plan to test our internal systems by simulating a century roll-over. We do not believe that the costs involved in making our internal systems Year 2000 compliant will be material because all of our internal mission-critical hardware and enterprise software vendors and systems are certified Year 2000 compliant. In addition, most of our internal systems run on LinuxOne OS. Most of our computer hardware is new, but in the event any of our hardware malfunctions, we will replace it. We do not expect to incur material costs to replace any such defective hardware.

  The lessor of our corporate headquarters has    verbally    indicated that our
offices are Year 2000 compliant. We currently house substantially all of our communications hardware and our other computer operations related to our web site on site at our facilities.

Worst Case Scenario
-------------------
    We have not tested any of our products other than LinuxOne OS and have not tested software provided by, nor sought certifications from, third parties bundling software with LinuxOne OS. Our likely worst case Year 2000 scenario would be that these products and bundled software from third-parties fail in the year 2000, resulting in a decreased demand for our products and damage to the LinuxOne OS brand. In the event of a Year 2000 failure we would devote resources to correct it. Because of our skilled in-house developers and relationships with the open source community and third-parties whose software we bundle with LinuxOne OS, we believe we will be able to respond promptly to any failures that occur. The costs of such response and the diversion of resources, however, could have a material adverse effect on our business, results of operation and financial condition.

Contingency Plans and Expected Costs
------------------------------------
    The committee is in the process of developing further checklists of software
applications to test and systems upon which we rely and     intend to contact
and      will seek certification documents from the developers and providers regarding Year 2000
compliance of their systems and products. The committee will develop contingency plans based on the responses regarding its critical systems that it receives, or does not receive, from its providers and developers. We presently expect that we
will complete this effort by the    end of the year.

    To date, we have not expended a material amount of capital resources on Year 2000 compliance and do not anticipate future expenditures to be material to our business, results of operations and financial condition. We have not hired additional personnel to specifically address our Year 2000 compliance issues, and presently, we do not expect to do so. Through October 31 1999, we have incurred approximately $500 in costs to make our internal systems Year 2000 compliant. These costs were primarily incurred to update our accounting and financial management software and systems. The product and testing expenditures to date relate primarily to on-going salary costs of personnel, including committee members, participating at various levels in our compliance efforts, as well as payments of approximately $500 to the independent contractor that tested LinuxOne OS. All costs related to achieving Year 2000 readiness are being expensed as incurred, unless they relate to the cost of new software or hardware for our internal systems. We anticipate the costs of Year 2000 compliance to be in the approximate amount of $2,500.

                          PLAN OF DISTRIBUTION
                          ====================
Subject to the terms and conditions contained in the underwriting agreement, the underwriters named below, for which Capital West Securities, Inc. is serving as a representative, have severally agreed to purchase from us, an aggregate of 3,000,000 shares of common stock at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

Name                                                  Number of Shares
----                                                  ----------------
Capital West Securities, Inc.


                                                          ---------
Total                                                     3,000,000
                                                          =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock are subject to certain conditions, including the absence of any material adverse change to us and the receipt of certificates, opinions and letters from us, our counsel and independent auditors. The underwriters are obligated to purchase all of the shares of common stock offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased.

     The representative of the underwriters has advised us that the underwriters propose initially to offer the common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession not in excess of $       per share, and
that the underwriters and such dealers may reallow a concession of not in excess of $_____ per share to other dealers. The initial public offering price and the concessions and discount to dealers may be changed by the representative after the initial public offering.

     We have granted an option to the representative, expiring at the close of business on the 45-day period after the date of this prospectus, to purchase up to an additional 450,000 shares on the same terms as set forth in this prospectus, including the initial public offering price. The representative may only exercise the option (in whole or in part) to cover over-allotments incurred in connection with the sale of common stock in this offering.

     The representative has advised us that the underwriters do not expect any sales to accounts for which any of the underwriters will exercise discretion as to such sale.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with regulations of the Securities and Exchange Commission. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither LinuxOne nor the underwriters can predict the effect that the transactions described above may have on the price of the common stock. In addition, neither LinuxOne nor the underwriters represent that the underwriters will engage in such transactions. If commenced, such transactions may be discontinued at any time without notice. The underwriters are not obligated to make a market in the common stock and if they do so may discontinue making a market at any time. There is no assurance an active trading market will ever develop for the common stock.

     Upon completion of this offering, we will sell to the representative for $300 warrants to purchase 300,000 shares of common stock. The representative's warrants will become exercisable one year from the effective date of this offering at a per share exercise price equal to 120% of the initial public offering price and will expire five years from the effective date. During the exercise period, holders of the representative's warrants are entitled to certain demand and incidental rights with respect to the shares of common stock issuable upon exercise of the representative's warrants. The common stock issuable on exercise of the representative's warrants is subject to adjustment in certain events to prevent dilution.

     We will pay the representative a nonaccountable expense allowance of 3.0% of the gross proceeds of the offering, which will include proceeds from the over-allotment option, if exercised. The representative's expenses in excess of the non-accountable expense allowance, including their legal expenses, will be borne by the representatives. We have paid $25,000 to the representative as an advance for these expenses.

     We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make regarding these liabilities.

     The officers, executive directors and 5% or more beneficial shareholders of LinuxOne have agreed with the underwriters that, without the prior written consent of Capital West on behalf of the underwriters, they will not sell or otherwise dispose of any common stock or any securities convertible into common stock for a period of two years following the date of this prospectus.

     Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price has been determined by negotiations among us and the representative. Among the principal factors considered in determining the initial public offering price of the common stock were our history and prospects, the industry in which we operate, the abilities of our management, the status of our products and proposed services, our past and present operating results, and the general condition of the securities markets at the time of this offering.

     The estimated initial public offering price per share set forth on the cover of this preliminary prospectus is subject to change as a result of the above and other factors.

     Capital West Securities, Inc., one of the underwriters, was first registered as a broker-dealer in May 1995. Capital West has participated in only ten public equity offerings as an underwriter, although certain of its employees have had experience in underwriting public offerings while employed by other broker-dealers. Prospective purchasers of the securities offered hereby should consider Capital West's limited underwriting experience in evaluating this offering.

                                    BUSINESS
                                    ========

    We are a newly-formed developer and provider of open source software and services, including the LinuxOne Operating System. Our web site, Linuxone.net, is a new online source of information and news about open source software and one of the online communities of open source software users and developers. In addition to offering content for the open source community, Linuxone.net serves as a forum for open source software development and offers software downloads
and a shopping site. Our professional services,    which commenced in October,
1999,     include custom development and consulting, technical support, training and education. We are committed to serving the interests and needs of open source software users and developers and to sharing all of our product developments with the open source community.

                              INDUSTRY BACKGROUND
                              -------------------
Impact of the Internet
----------------------
    The Internet has emerged as a global communications medium, enabling millions of people to gather information, communicate and conduct business electronically.

    The Internet's ability to empower customers, reduce transaction costs and product development times and accelerate the pace of business transactions has dramatically transformed the competitive landscape of a wide range of industries. The Internet provides customers with a broader selection, increased purchasing power and unparalleled convenience while enabling businesses to reach a global audience, increase economies of scale and operate with minimal infrastructure. The Internet has facilitated the emergence of new competitors and is increasingly affecting the methods by which incumbent competitors sell goods and services and manage relationships with customers.

    For example, in the software industry, the Internet is profoundly changing the way that software is developed and distributed. The Internet has enabled multiple groups of developers to collaborate on specific projects from remote locations around the globe. Developers can write code alone or in groups, make their code available over the Internet, give and receive comments on other developers' code and modify it accordingly. The Internet has also provided an avenue not only for less expensive and speedier delivery of code, but also for support and other online services.

Open Source Software
---------------------
    The Internet has accelerated the development of open source software. Open source software has its origins in the academic and research environments and is based on an open, collaborative approach to the development and distribution of software. The growth of the Internet has greatly increased the scale and efficiency of open source development through the availability of collaborative technologies such as e-mail lists, news groups and web sites. These technologies have enabled increasingly large communities of independent developers to collaborate on more complex open source projects. An early example of open source development is the X Windows system, a graphical user interface developed by the X Consortium. The members of the X Consortium, originally Digital, Hewlett-Packard, IBM and Sun Microsystems, wanted a common user interface for their own proprietary operating systems. By openly sharing development ideas and coding efforts, these companies were able to quickly and cost-effectively develop a superior user interface.

    Open source software has emerged as a viable alternative to traditional proprietary software. Under the proprietary model of software development, a software developer generally licenses to the user only the object or binary code. Binary code consists of the 1s and 0s that only the computer understands. By contrast, under the open source development model, the software developer provides to the user access to both the binary code and the source code. Source code is the language used by the developers. The principal differentiating points of open source software include:

    - development process--open source software allows a company's in-house development team to collaborate with a community of independent developers;

    - license terms--under open source licenses, the user has access to both binary and source code, and the rights to copy, modify, alter and redistribute the software; and

    - shared improvements--under the open source model, the user has ongoing access to improvements made to the software by others.

    We believe open source software offers many potential benefits for software customers, users and vendors. Customers and users are able to acquire the software at little or no cost, install the software on as many computers as they wish, and customize the software to suit their particular needs. In addition, customers and users can obtain software updates, improvements and support from multiple vendors, reducing reliance on any single vendor. Vendors are able to leverage the community of open source developers, allowing them to reduce development costs and decrease their time to market. Vendors are also able to distribute their products freely over the Internet, enabling them to create large global user bases quickly.

    Participants in open source development can generate revenue in a variety of ways, including:

    - making their own open source products widely available, and then offering technical support, custom development, and related services to customers;

    - using open source products as a means of attracting visitors to their web sites, where they can earn money from the sale of other products, services, and advertising; and

    - developing brand loyalty and a reputation for quality by providing technically superior open source software products, which they can leverage to sell additional products and services to customers.

    Just as the open source model has benefited from the success of the Internet, it has also greatly contributed to the Internet's success. Open source software comprises much of the Internet's infrastructure, from domain name
server software to web servers and e-mail router software.    While it is
difficult to estimate the workstation population, servers based on Linux and Apache software are estimated to be up to 40% of the active Internet devices. However, there is no statistical data available to validate this estimate.
Open source software is particularly well-suited to the Internet. With access to the source code, system administrators and developers can collaborate to debug, fix and optimally configure their software on a real-time basis. This enables them to improve performance and keep data flowing continually across the Internet, minimizing the disruptions and downtime common with proprietary software.

    The following examples demonstrate the prevalence of open source software on the Internet:

    - Apache Web Server--based on code originally written at the National Center for Supercomputing Applications at the University of Illinois at Champaign-Urbana, is the most common web server in use today according to a survey conducted by Netcraft.

    - Perl--a standard scripting language for Apache servers.

    - Sendmail--the Internet's standard e-mail routing tool


    One of the better known open source products is the Linux kernel, the engine
   or center of all operating system activity,     of Linux-based operating
systems. An operating system is the software that allows a computer and its various hardware and software components to interact. An initial goal of the open source software movement was to develop an operating system that was better, faster and more reliable than the proprietary operating systems then available. Viewing UNIX as the best commercially-available operating system, the open source community decided to incorporate the best design ideas from UNIX. Open source developers rewrote all of the underlying source code so that it could not be controlled by a single corporation or individual. By the early 1990s, these efforts had resulted in a number of significant software initiatives but had fallen short of building a complete operating system. Still missing from the project was the engine upon which the new operating system was to run, known as the kernel.

    In 1991, Linus Torvalds, a young Finnish developer, supplied a stable and powerful open source kernel, known as Linux, to run the operating system.
Operating systems based on the Linux kernel are    stable and capable of all
UNIX functionality, plus the Linux extensions and are supported and extended by
developers around the world.    Thousands of developers worldwide continually
collaborate on improving Linux-based operating systems and update them on a regular basis.

    Since 1991, the use of Linux-based operating systems has    been increasing
    Beginning in 1998, a number of major technology industry leaders, including IBM, Intel and Hewlett-Packard, announced support for Linux-based operating systems. The Linux kernel and the standards around which it is developed remain under the close supervision of Linus Torvalds and a small group of kernel
developers working under his leadership.    Linus Torvalds and his team continue
to test and improve the Linux kernel. Some distributions of Linux have been certified as POSIX compliant, but, in general, Linux is its own standard. All UNIX applications run under Linux. However, the open source community has extended Linux and its applications well beyond Linux proper.

    Some of the benefits enjoyed by users of Linux-based operating systems include:

    - reduced licensing costs;

    - flexibility resulting from access to and legal right to modify source code;

    - stability and performance    resulting in fewer software stalls or
      crashes;

    - comprehensive Internet support; and

    - multi-platform capability.    Linux runs on Intel, alpha, Sun, or any
      other UNIX platform. The C++ code may be compiled and run on virtually any Hardware platform in existence.

    Despite a strong initial market acceptance of Linux-based operating systems and other open source products, there exists a number of obstacles to widespread adoption within the enterprise, including:

    - lack of service and support    for free downloads and distributions;
    - scarcity of applications supporting Linux-based operating systems; and
    - lack of well-financed, viable open source industry participants.

    The ability of a Linux-based operating system to penetrate large businesses on an enterprise-wide basis and to gain widespread acceptance as a viable alternative to operating systems developed under the proprietary software model, depends, in large part, on the emergence of a proven leader in the open source community. This open source leader must demonstrate to the business enterprise, as well as to the community of application developers upon whom the business enterprise relies, a successful business model and the ability to support and
service its products at a consistently    reliable and effective     level.

                              THE LINUXONE SOLUTION
                              ---------------------

    To address the challenges facing the open source software market, our product and services offer the following features and benefits:

Open Source Product Offerings
-----------------------------
    Since Linux is the only open source operating system,     we engineer what
we believe to be the most technically advanced open source operating system, LinuxOne OS. Our software engineers continuously seek to remain abreast of technical advances, plans for development of new features and timing of releases, as well as other information related to the development of the Linux kernel and other open source projects. As a result, we are able to react quickly to new developments and to contribute to the future direction of the Linux kernel and the open source concept.

    We compile and integrate approximately 570 separate software packages into LinuxOne OS consisting of some of the most technically advanced software products available, including compilers and web, e-mail, file transfer protocol and file servers. LinuxOne OS is:

    - flexible and scalable--capable of running a single desktop machine or the entire network of a large business enterprise;

    - functional--able to handle discrete or multiple applications being accessed by multiple users;

    - adaptable--allowing the user to modify the software to meet particular needs and requirements; and

    - reliable--constantly monitored and fine-tuned by thousands of developers worldwide.

    In addition to offering technically advanced products, we intend to provide purchasers of our LinuxOne OS with extensive written documentation and limited installation support. Our technical writers work closely with our software development engineers to prepare manuals and other documentation that accurately and clearly describe the many features of LinuxOne OS and advise the user on how to exploit these features. In addition, we make LinuxOne OS available to users
via free download from our web site.     However, written documentation and
installation support will only be available to purchasers of LinuxOne OS and not to users who download the software from our web site.

Online Destination for the Open Source Community
------------------------------------------------
    We have established our web site as a new online destination related to the open source movement. We are dedicated to serving the interests and needs of open source software users and developers online. Our web site is a comprehensive resource for the latest information related to Linux and other open source projects. It contains news of interest to open source users and developers, software updates and downloads, and a shopping center for our shrink-wrapped products and support offerings. We intend to make our web site a clearinghouse of open source and Linux-related information, and facilitating the interaction of developers, businesses and technology enthusiasts in the open source movement.

Commitment to the Open Source Model
-----------------------------------
    LinuxOne has fully embraced the open source model. Others have incorporated
   some of the     aspects of the open source software model into their
businesses, while retaining various features of the proprietary model. Our product offerings are true open source offerings. We share all of our developments on and improvements to the Linux kernel and other open source products with the development community. In this way, we benefit independent developers by making our products more useful for them in their own development projects. In addition, we have promoted and distributed our products in the marketplace by making them available free of charge by download from our web site, and by issuing free CD-ROMs containing LinuxOne through direct mailing campaigns.

Professional Services
---------------------
    In October,    we also    began offering     professional services relating
to the development and use of open source products. These services include technical support, custom development, consulting, training, and education
   relating to open source products and our LinuxOne OS.     We believe that
providing these services and establishing ourselves as our customers' technology development partner will allow us to facilitate the widespread adoption of LinuxOne OS as a full scale enterprise solution.

   Future Marketing/Distribution Relationships
-------------------------------------------------
    In an effort to increase the market acceptance of open source software in general, and the LinuxOne operating system in particular, we will seek to establish development, marketing and/or distribution relationships with leading technology companies. In addition, we intend to share our development efforts with and commit resources to third party developers and vendors in order to expand the number of applications available for Linux-based operating systems. By establishing and maintaining these relationships, we will seek to increase market awareness of open source software. See "Sales, Marketing and Distribution".

                                    STRATEGY
                                    --------

    Our objective is to establish our position as a leading worldwide developer and provider of advanced, open source products and services, both via traditional channels and the Internet. The key elements of our strategy are:

Continue to Develop Our Web Site
--------------------------------
    We are continuing to develop our web site in an effort to create the definitive online destination for open source software products, software updates, news, and other information related to Linux-based operating systems and other open source projects, and to provide advertisers with a large and technically sophisticated audience. At Linuxone.net, people from around the world will be able to obtain updates to open source software, purchase a wide array of open source products and services, access and copy code for their own programming efforts, read news, link to related topics of interest to the community and interact with other community members. New features we anticipate adding to our web site include:

    - software update notification;

    - automatic software updating for those who want it;

    - open source classifieds (including products for sale and employment listings);

    - schedule of Linux-related events, including trade shows; and

    - virtual trade shows.

By adding these features to our web site, we believe that our visitors will continue to visit on a regular basis, and that we will attract an increasing number of new visitors. In addition, we believe that these new features and offerings will keep visitors on our site for longer periods of time, which we believe will be crucial to our ability to generate significant advertising revenue.

Expand Service Capabilities to Address the Enterprise Needs of Large
Corporations
---------------------------------------------------------------------
    We believe that we must expand our services capabilities to address the market need for quality custom engineering and development. We are currently making plans to expand our professional services organization to enhance our ability to provide such services. We believe that as our user base grows, more of our customers, particularly our larger customers, will look to us to help them customize their operating systems to perform optimally within their particular computing environments. We believe that by increasing our capacity to offer such services, we will be able to significantly increase our services revenue and establish ourselves as one of the premier open source service providers.

Increase Market Acceptance of Open Source Software
--------------------------------------------------
    Although recent years have seen a substantial increase in the market acceptance of Linux-based operating systems and other open source software, we intend to promote further acceptance of open source software through a variety
of means, including establishing    business relationships     with other
information technology companies. The strength of these    relationships     is
crucial to the expansion of the open source community, the technical advancement and widespread distribution of open source products and the development of third-party applications suitable for Linux-based operating systems.

     Although we intend to increase our own engineering and development efforts,
we believe that by entering into and maintaining    marketing and/or
distribution     relationships with other    well-known software development and
hardware     companies,    and sharing technical information and data,     we
will     help      LinuxOne continue to    keep abreast of technical
developments,     and that such development is compatible with the technological
innovations of other key vendors in our industry.    Relationships with these
companies will assist us in providing additional value-added software to the Linux community and our customers and in developing new device drivers, applications and products which will enhance our LinuxOne OS.

    By entering into    marketing and/or     distribution relationships with
major distributors, retail outlets, original equipment manufacturers, and value-added resellers worldwide, we intend to make LinuxOne and other open source
products more widely available.    As of the date of this offering, we have
entered into three (3) distribution agreements:

     1. On October 28, 1999, we entered into a non-exclusive agreement with SRINET, Inc. to sell, reproduce and distribute the Japanese and Chinese versions of LinusOne OS in China and Japan. We have derived no revenues from this agreement to date.

     2. On December 2, 1999, we entered into a distribution agreement with Data Becker Corp., a German book and software publisher. The agreement provides for Data Becker Corp. to insert CD-Rom copies of Linux-One Lite into 5 magazines it distributes in Germany and other parts of Europe. We do not derive any revenues from Data Becker Corp., but will receive free distribution and publicity, as Data Becker Crop. pays all costs and expenses for the CD-Rom and distribution.

     3. On December 15, 1999, we entered into an exclusive distribution agreement with Sichuan International Economy, Science & Technology Promotion Association, which provides for distribution of all Linux One products in Southwest China. To date, we have received no revenues from this agreement.

    Additional means of increasing the market acceptance for Linux-based operating systems and other open source software include expanding our international presence, broadening our services offerings and attending trade shows.

Develop and Continue to Enhance the LinuxOne Brand
--------------------------------------------------
    We believe that building the LinuxOne brand is vital to the creation and expansion of our customer base. We intend to aggressively promote our web site as a definitive source for open source products, services, resources and other information. In addition, we expect to design tightly-focused advertising campaigns, both in computer related publications and in general purpose media, in order to attract new users to LinuxOne and open source software. Through these measures, we intend to build the LinuxOne brand into a symbol of quality for open source software.

                             PRODUCTS AND SERVICES
                              ---------------------

    We intend to become an emerging provider of open source software products and services. Our product offerings include LinuxOne OS and related tools, documentation, manuals and general merchandise. Our professional services offerings include technical support, training and education, consulting and custom development.

LinuxOne and Related Software
-----------------------------
    LinuxOne OS is our principal product. We first released LinuxOne OS in September, 1999, in beta form, and began shipping in September, 1999. LinuxOne OS provides everything the user needs to perform a wide variety of server functions, including setting-up a web, e-mail, file or print server as well as using the computer as a general purpose desktop workstation to perform virtually any computing function. LinuxOne OS comes with a number of third-party applications, including office productivity and e-commerce applications, as well as comprehensive user manuals and limited installation support. The suggested retail price for LinuxOne OS will be $29.95, without support, and $79.95 for LinuxOne OS Professional, with technical support for 30 days.

    We plan to introduce versions of our LinuxOne software products tailored for six distinct language markets: Chinese, Japanese, French, Spanish, German and English. In addition to the English version, the Chinese version will be the first international version to be delivered, with a penetration strategy that focuses first on a very low cost version, followed by upgrades and enhancements
sold at competitive market  prices.    These language versions are currently in
development and are currently projected for public release as follows:

            Language Version                Projected Release Date
            ----------------                ----------------------
            Chinese                         4th Quarter - 1999
            Japanese                        1st Quarter - 2000
            German                          2nd Quarter - 2000
            French                          3rd Quarter - 2000
            Spanish                         4th Quarter - 2000

Linuxone.net
------------
    As of August 31, 1999 we had 3 professionals focused on the development and maintenance of our Linuxone.net web site. Linuxone.net offers users access to broad and authoritative content on open source software including news, employment and links to other Linux-related sites. We also offer extensive features for the open source community, software updates and downloads and a shopping center for our shrink-wrapped products and support offerings.

    We also intend to create and offer the following benefits via our web site:

    - Personalization--users will be able to register on the site and select custom presentations of information that are specifically tailored to their needs.

    - Advertising and sponsorships--the Linuxone.net target audience is
      very    focused and technically sophisticated, representing an attractive target market of computing professionals for advertisers.

    - Commerce--we intend to build the LINUXONE.NET store into one of the most comprehensive open source shopping resources for Linux-related products.

LinuxOne Games
---------------
     We are presently compiling games and other graphic applications for operation on our Linux software. We intend to build a web site with the operating software available for $19.95. With each copy, the purchaser may elect to join and become a member of a game club for $9.95, which provides an online library of available games that will grow monthly. Parents can request a PIN to control access to violent or sex-content games. Once the fee has been paid, members will have perpetual access. Games will be rated, and all will be certified for operation on the Linux software. The "Games" phase is intended to provide us with early market recognition, build interest and set the stage for follow-up products and services.

Professional Services
---------------------
    Although we have not generated any revenue to date from our professional
services,    which we started offering in October 1999,    we have recently
significantly expanded the scope of our service offerings    to include
technical support, custom development, consulting, training and education,
and expect them to generate significant revenues in the future.    These
services will be marketing to the Linux users community and our software customers.

Support and Maintenance
-----------------------
    Customers who purchase our LinuxOne OS professional product are entitled to 30 days of telephone installation support at no additional charge. Customers
may purchase an additional    30 days of telephone     technical support    with
a toll-free number for a flat rate of $50.00 US.     We have a trained and
skilled staff of technical support engineers to provide these services to our customers.

Training and Education
----------------------
    We intend to provide training and educational programs to those customers who want to learn how to optimize their use of LinuxOne OS. We also intend to conduct on-site training for customers. We anticipate that we will work with third-party training and educational program providers to develop and offer additional training courses on a variety of topics related to LinuxOne OS and open source software.

Consulting and Custom Development
---------------------------------
    We intend to offer specific consulting and custom development services on an individualized basis. We intend to develop our consulting and custom development capabilities in the near future.

                  SALES, MARKETING AND DISTRIBUTION
                  ---------------------------------

Software Products and Services
------------------------------
    We intend to sell our products and services worldwide through direct marketing and telesales campaigns and our web site, and indirectly through our proposed distributors, retailers, catalogs and original equipment manufacturers. Our direct sales force of 3 individuals, as of August 31, 1999, is focused on establishing worldwide sales. As of August 31, 1999, our
indirect distribution channel was in the planning stage.    We cannot be certain
that our sales, marketing and distribution strategies will be successful.

    Initially, we intend to target large corporations and universities with internal UNIX server strategies as our primary customer targets. This strategy
will help minimize the required investment, while    attempting     to build a
solid customer base and market share.  During this phase, we will    also
attempt to position Dr. Chiou as a leading presence in the Linux market through speaking engagements, publications, and other media exposure.

    We anticipate that our direct marketing efforts will support our sales and distribution efforts through participation in industry trade shows, targeted advertising, public relations campaigns, retail promotions, customer surveys and the promotion of our products through our web site. In addition, we offer our software products for free download from Linuxone.net.

Linuxone.net Web Site
---------------------
    We are preparing materials designed to sell advertising on our web site. We expect to generate significant revenue from the sale of advertising and sponsorships in the future.

                                  COMPETITION
                                  -----------

    In the market for operating systems, we compete with a number of large and well-established companies that have significantly greater financial resources, larger development staffs and more extensive marketing and distribution capabilities. These competitors include Microsoft, Novell, IBM, Sun Microsystems and The Santa Cruz Operation, all of which offer hardware-independent multi-user operating systems for Intel platforms, and AT&T, Compaq, Hewlett-Packard, Olivetti and Unisys, each of which, together with IBM and Sun Microsystems, offers its own version of the UNIX operating system. Many of these competitors bundle competitive operating systems with their own hardware offerings, thereby making it more difficult for us to penetrate their customer bases.

    In the newer and rapidly evolving Linux-based operating system market, we compete with a number of well-respected vendors and development projects. These competitors have established and stable customer bases and continue to attract new customers. We also compete for services revenue with a number of companies that provide technical support and other professional services to users of Linux-based operating systems. Most of these companies have larger and more experienced organizations than we do. In addition, we face potential competition from several companies with larger customer bases and greater financial resources and name recognition than we have, such as Red Hat, SuSE, Caldera, and Mandrake, each of which is established in the Linux-based operating systems market.

    The Linux-based operating systems market is not characterized by the traditional barriers to entry that are found in most other markets, due to the open source nature of our products. For example, anyone can copy, modify and redistribute LinuxOne themselves. Accordingly, it is possible that new competitors or strong partnerships among competitors may emerge and rapidly acquire significant market share.

    We believe that the major factors affecting the competitive landscape for our products include:

    - name and reputation of vendor;
    - product performance, functionality and price;

    - strength of relationships in the open source community;

    - availability of user applications;

    - ease of use;

    - networking capability;

    - breadth of hardware compatibility;

    - quality of support and customer services;

    - distribution strength; and

    -    relationships with related companies in the industry .

    Although we believe that we can compete favorably with many of our competitors in a number of respects, including product performance, functionality and price, networking capability, and breadth of hardware compatibility, we believe that many of our competitors enjoy greater name recognition, have superior distribution capabilities and offer more extensive support services than we currently do. In addition, there are significantly more user applications available for competing operating systems, such as Windows NT and UNIX, than there are for Linux-based operating systems. An integral part of our strategy in the near future, however, is to address these shortcomings by, among other things, establishing strategic relationships in an effort to enhance our name recognition, expand our distribution capabilities and attract more attention to the open source movement, which in turn, should create additional incentives for software developers to write more applications for LinuxOne.

    In the market for advertising revenue, we will compete with other online content providers and traditional forms of media such as newspapers, magazines, radio and television. We believe that the principal competitive factors in attracting advertisers include the amount of traffic on LinuxOne, brand recognition, customer service and support, the demographics of our users and visitors, our ability to attract targeted audiences and the overall cost-effectiveness of the advertising medium that we offer.

                      SOFTWARE ENGINEERING AND DEVELOPMENT
                      ------------------------------------

    We have invested, and intend to continue to invest, substantial amounts of our resources in product and technology development. We intend to focus and modify our product development efforts based on the needs of users and changes in the marketplace. We are currently focusing our development efforts on improving the Linux kernel, as well as commercializing our software innovations into new products and product enhancements that are easier to use and provide greater functionality.

    Our software engineers have contributed to the development and maintenance of some of the most important components of the LinuxOne OS, including the installation program and the package management program. The installation program provides users with a single method to install the hundreds of separate software programs that are included with LinuxOne OS so that, from the user's perspective, the hundreds of programs appear as one. This simplified process sharply reduces the time and effort required to install a Linux-based operating system, as compared to the alternative of gathering the hundreds of programs one by one via the Internet. The installation program provides default settings for the user depending upon whether the user wishes to use LinuxOne OS as a server operating system or as a workstation operating system. The installation also provides advanced users with the ability to customize the programs that are installed, allowing for significant flexibility and control over the operating system. The installation also automatically detects the type of hardware that comprises the user's computer, in order to ensure that all programs necessary for LinuxOne OS to work on the hardware are properly installed.

    Our software development engineers perform extensive testing of LinuxOne to ensure that it is properly assembled and works as a coherent whole from the user's perspective. We use industry standard methods of quality assurance testing to ensure that LinuxOne is solidly engineered and ready for use by our customers when shipped. We also operate a beta testing program for LinuxOne OS. Under this beta testing program, we post a beta or test version of the operating system on the Internet. Developers and users around the world then suggest improvements and identify bugs. Each suggestion is circulated over the Internet in an attempt to encourage others to assist in the programming of a solution. In this way, LinuxOne OS users are treated as co-developers. Bug fixes and enhancements are tested by other users and our engineers, and when corrected, added to the next release. When the beta version is viewed as stable and complete, it becomes the next production version, and a new beta cycle begins.

    Our web development team consists of    in-house     engineers with
Considerable experience in developing scalable web-based applications,    along
with subcontractors we use through the Internet.     We continue to develop
applications on LinuxOne.net for user registration, commerce, and content management and publication. We test these programs and have built in the
software    which we feel is     necessary to    help     ensure visits to our
web site.

    Most of our software engineering and development work takes place at our headquarters. As of August 31, 1999, we employed 7 individuals in our engineering group, all of whom are software engineers with experience in Linux software development.

                             INTELLECTUAL PROPERTY
                             ---------------------

    LinuxOne has been developed and made available for licensing under the GNU General Public License and similar licenses. These licenses generally permit anyone to copy, modify and distribute the software, subject only to the restriction that any resulting or derivative work is made available to the public under the same terms. Therefore, although we retain the copyrights to the code that we develop ourselves, due to the open source nature of our software products and the licenses under which we develop and distribute them, our most valuable intellectual property is our collection of trademarks. We rely primarily on a combination of trademarks and copyrights to protect our intellectual property. We also enter into confidentiality and nondisclosure agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information.

    We have registered the trademarks/service marks "LinuxOne", "LinuxOne
OS","One Stop for Linux",    "LinuxMac", "LinuxOne Lite"     and "LinuxOpen" in
the United States and will seek registrations in Hong Kong, Japan, China, Taiwan and Singapore. We will also pursue protection of our marks in Europe.

    Despite our efforts to protect our trademark/service mark rights, unauthorized third parties may attempt to misappropriate our rights. We can't be sure that we will succeed in preventing the misappropriation of our trademarks/service marks in these circumstances or that we will be able to prevent unauthorized use in the future. The laws of some foreign countries do not protect our trademark/service mark rights to the same extent as do the laws of the United States. In addition, policing unauthorized use of our rights is difficult, expensive and time consuming. The loss of any material trademark or service mark could have a material adverse effect on our business, operating results and financial condition.

    Although we do not believe that our products infringe the rights of third parties, third parties may, in the future, assert infringement claims against us which may result in costly litigation or require us to obtain a license to third-party intellectual rights. There can be no assurance that such licenses will be available on reasonable terms or at all, which could have a material adverse effect on our business, operating results and financial condition.

                                   EMPLOYEES
                                   ---------

    As of August 31, 1999, we had a total of 10 employees. Of the total employees, 7 were in software engineering, 1 in sales and marketing, 1 in customer service and technical support, and 1 in finance and administration. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time we may also employ independent contractors to support our professional services, product development, sales, marketing and business development organizations. Our employees are not represented by any labor union and are not organized under a collective bargaining agreement, and we have never experienced a work stoppage. We believe our relations with our employees are good.

                                   FACILITIES
                                   ----------

    Our headquarters are currently located in a leased facility in Mountain View, California, consisting of approximately 2,500 square feet under a verbal monthly lease. The monthly rental expense under this lease is approximately $4,200. We believe that additional space will be required as our business expands and will be available on acceptable terms.

                               LEGAL PROCEEDINGS
                               -----------------

    We are not a party to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                  MANAGEMENT
                                  ----------

Executive Officers and Directors
--------------------------------
    The following table sets forth our executive officers, directors and key
employees, their ages and the positions held by them as of    October 31    ,
1999:

Name                                Age         Position(s)
----------------------------        ---         -------------------------------
Wun C. Chiou, Sr.                   57          President, Director, Chairman of
                                                the Board

   Tessy Albin                      52          Chief Financial Officer,
                                                Treasurer

Robert Philips                      45          Vice President-Marketing

Paul Kraus                          54          Secretary and Director

Background of Officers and Directors
------------------------------------

     Dr. Wun C. Chiou, Sr. has been the President, Chief Executive Officer and Chairman of the Board of Directors of our Company since inception. He has been active in the computer industry for more than 15 years. He holds a B.S. Degree from National Taiwan University in General Science and Psychology; a Masters Degree from Bowling Green State University in Physics and Mathematics; and a Ph.D. from Ohio State University in Biophysics. Dr. Chiou has also completed post-doctoral work at Ohio State University on image modeling. Dr. Chiou has held a variety of positions including Research Physicist for the U.S. Army, Areomed (1974-1979); Senior Staff Engineer for Hughes Aircraft Co. (1979-1981); Research Scientist for Teledyne Systems, Co., Northridge (1981-1982); Senior Technologist for the California Institute of Technology, Jet Propulsion Laboratory (1982-1984); Chief of Artificial Intelligent Branch of NASA Ames Research Center (1984-85); Consultant for Peterson & Co., Northridge; Senior Scientist for Lockheed, Palo Alto Research Center where he organized Lockheed's Artificial Intelligence Center (1985-1987); Founder, President and Director of Pacific Microelectronics, Inc. (1987-1996), which became NetUSA, Inc., a public corporation (1996-1999). Dr. Chiou resigned from NetUSA, Inc. and formed the Company in March 1999. Dr. Chiou has also taught at Cal State, Northridge and U.C. Berkeley Extension. He possesses knowledge and research experience regarding expert systems, artificial intelligence, image modeling, optical information processing, and system integration, among others. Prior to founding the Company, he was the Branch Chief of Artificial Intelligence software at NASA, at Ames Research Center in Mountain View. He has published many scientific articles in a variety of periodicals. Dr. Chiou is a member of the Optical Society of America, Society of Photo-Instrumentation Engineers, and the
National Association for Artificial Intelligence.  He    devotes     full time
to the business of our Company.

         Tessy Albin has been the Treasurer and Chief Financial Officer of our Company since December, 1999. From 1998 to December 1999, she was Vice President of Finance for Highpoint International Telecom, Inc., a telecommunications company in Mountain View, California, managing all financial operations, merger and acquisition programs. From 1996 to 1998, she was a Consulting Vice President of Finance/Controller for Deloitte Resources and David Powell, Inc., consulting companies in San Jose and Woodside, California, respectively. Her responsibilities at both firms included asset financing, financial modeling, cash management and investments, systems improvement, cost analysis, mergers and acquisitions, and SEC reporting..From 1995 to 1996, she was Controller for Trident Microsystems, a Silicon Valley firm which manufactures videographics chips. Ms. Albin was responsible for all Trident's domestic and international financial and operating systems, including the negotiation of key technology which allowed Trident's rapid penetration of the Notebook PC and significant tax restructuring for the company. Ms. Albin received B.S.C. and M.B.A. Degrees in Accounting from the University of Santa Clara. She will devote full time to the business of the Company.

  Robert Philips has been Vice President of Marketing for our Company since
April, 1999.   From 1996 to October 1999,     he was a Communications Engineer
for NEC Electronics, Inc. From 1995 to 1996, he was Vice President of Engineering and Marketing for GIK Technology and from 1991 to 1995, he was Vice
President of Marketing for Mobile Link Solutions, Inc.    From 1982 to 1991,
he was a founding executive for    three     Silicon Valley start up firms:
Mobile Link Solutions Inc., which specialized in mobile wireless systems for the trucking industry; Systems Software Alternatives, a mainframe consulting firm;

and Reel Concepts, Inc., a manufacturer of high-quality cassette tapes. His responsibilities included the development of business plans, proposals, collateral materials, advertising and public relations. Mr. Philips has a technical background in hardware, software, and network technology that provides insight to high-technology products. He holds a B.S. Degree in Physics, a B.S. Degree in Philosophy, an MBA Degree in Marketing and his MBA Degree-Extended
Edition in High Technology Management. Mr. Philips    devotes full    time to
the business of our Company.

     Paul Kraus has been a Director and Secretary of our Company since April, 1999. He is a licensed California architect and founder of the Design Partnership in San Francisco, California. He was also founder and principal of Investpac Inc., a company which developed real estate during the 1980's. From 1992 to the present, he has been the President/CEO of Goodco Press Inc., a
lithographic company located in Silicon Valley.  Mr. Kraus     is currently
employed at Goodco Press, Inc. and devotes approximately 5% of his time     to
the business of our Company.

Election of Officers and Directors
----------------------------------
    Our executive officers are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified. There are no family relationships among any of our executive officers or directors.

Director Compensation
---------------------
    Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and for meetings of any committees of the Board of Directors on which they serve. Directors are also eligible to
participate in our 1999 Employee Stock Option and Incentive Plan.    See
"Executive Compensation - 1999 Employee Stock Option and Incentive Plan."

                              EXECUTIVE COMPENSATION
                              ----------------------

     None of our officers or directors have received any cash compensation to date. However, our officers and directors have received options to purchase an aggregate of 520,000 shares, at an exercise price of $1.00 per share, valid for
three (3) years,    as follows:

                                       Number of    Aggregate      Aggregate
                                       Shares     Value Based    Value Based on
                              Date    Including   on Exercise    Price of Shares
Name of Officer/Director     Granted   Options       Price      in this Offering
------------------------     -------  --------    -----------   ----------------
Dr. Wun C. Chiou, Jr.        6-15-99   290,000      $ 290,000    $ 2,392,500
Robert Philips               6-15-99   115,000      $ 115,000    $   948,750
Stan Kawczynski              6-15-99   115,000      $ 115,000    $   948,750

These options were granted on August 1, 1999, and were approved by Paul Kraus, a Director, who also deemed the exercise price to be the fair value of the shares.

1999 Employee Stock Option and Incentive Plan
---------------------------------------------
    The 1999 Employee Stock Option and Incentive Plan was adopted by the Board of Directors and approved by the stockholders in March, 1999. The Plan provides
for the issuance of up to a maximum of 600,000 shares of    restricted
common stock and is administered by the Board of Directors. As of    October 31,
1999,     no shares have been allocated, granted or issued under the Plan.

   The Board of Directors, or a committee appointed by the Board, has sole discretion to determine the type of award to be made under the Plan, the amount awarded to any employee, and the factors to be considered in determining the award, whether incentive stock options or non-qualified stock options. Options may be granted only for shares of Common Stock.

Directed Share Program
----------------------
     We have reserved up to 300,000 shares of common stock for sale at the initial public offering price through a directed share program, to directors, officers and employees and to open source software developers and other persons that we believe have contributed to the success of the open source software community and the development of LinuxOne.

Limitation of Liability and Indemnification of Officers and Directors
---------------------------------------------------------------------
    Our Articles of Incorporation and By-Laws provide that our directors and officers shall be indemnified by us to the fullest extent permitted by Nevada law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our
behalf.     Nevada Revised Statute 78.7502, provides indemnification for any officer, director, employee or agent of our corporation who is party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, provided he/she was acting in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the corporation. The indemnification includes all expenses, including attorney's fees, judgments, fines and settlement amounts.


     In addition, the Articles of Incorporation provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

                          TRANSACTIONS WITH AFFILIATES
                          ----------------------------
     On March 12, 1999, Wun C. Chiou, Sr. contributed organizational services, proprietary rights and business plans, valued at $2,400, and cash in the sum of $2,600, to the Company as consideration for the issuance of 5,000,000 shares of
restricted Common Stock, par value, $.001.    The shares were purchased for
$.001 per share.    . On that date, he gifted 2,000,000 shares of the 5,000,000 shares to Global Village Foundation, a charitable organization of which Dr. Chiou serves as a director. He also made gifts of an additional 1,000,000 of the 5,000,000 shares to members of his family, the largest gift being in the amount of 300,000 shares. Dr. Chiou presently owns 2,000,000 shares and has voting power as to the 2,000,000 shares owned by Global Village Foundation.

     Global Village Foundation also purchased 100,000 shares of common stock,
   on June 18, 1999,     in a private placement for $1.00 per share.    The
aggregate purchase price was $100,000 and the aggregate value of the shares, based on the proposed offering price of the shares in this offering, is $825,000. This price was deemed to be fair value by Paul Kraus, a Director of Registrant.

     Dr. Chiou has no direct or indirect ownership or control over the 1,000,000 shares he gifted to his family members.

     On August 16, 1999, Paul Kraus, an officer and director, purchased 12,500 shares for $1.00 per share, which was the per share price paid by other purchasers during August 1999.

     We believe that all transactions set forth above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS
                             ----------------------
    The following table sets forth information known to us regarding beneficial
ownership of our common stock as of    October 31    , 1999 and as adjusted to
reflect the sale of the shares of common stock in this offering by:

    - each person known by us to be the beneficial owner of more than 5% of our common stock;

    - each executive officer whose salary and bonus during the fiscal year ended
         October 31    , 1999 exceeded $100,000 for such fiscal year;

    - each of our directors; and

    - all executive officers and directors as a group.

    Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person's spouse.

                                                            PERCENTAGE OF SHARES
                                                             BENEFICIALLY OWNED
                                                            --------------------
NAME AND ADDRESS OF                                          BEFORE     AFTER
BENEFICIAL OWNER (1)          SHARES BENEFICIALLY OWNED      OFFERING  OFFERING
---------------------------  --------------------------     ---------  ---------
Wun C. Chiou, Sr.
1619 Morgan Court
Mountain View, CA. 94093            4,100,000 (2)              62%      43%

   Paul Kraus                          12,500                 Less      Less
1619 Morgan Court                                             than 1%   than 1%
Mountain View, CA. 94093
-------------------------         _____________               __________________
All executive officers and          4,112,500                   62%     43%
directors as a group

(1) Owners have direct beneficial ownership and possess sole voting rights over their shares.

(2)    2,100,000 of these shares are held in the name of Global Village
Foundation,    a non-profit, charitable corporation of which Dr. Chiou serves as
a director    and has sole voting power.

                           DESCRIPTION OF CAPITAL STOCK
                            ----------------------------

General
-------
     Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share.

   The following summary description of our capital stock is not intended to be
complete and is qualified by reference to the provisions of    Nevada
Corporation Law     and to our Certificate of Incorporation and By-laws, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock
------------
    As of    October 31    , 1999, there were   6,573,000    shares of common
stock outstanding held by 21 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the
3,000,000 shares of common stock we are offering, there will be    9,573,000
shares of common stock outstanding upon the closing of this offering.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our Company, the holders of common stock are entitled to receive ratably any of our net assets available after the payment of all of our debts and other liabilities and after the satisfaction of the rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Nevada Law,    Anti-Takeover    , and Certain Charter and By-Law Provisions
---------------------------------------------------------------------------
    Our By-Laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our By-laws provide that special meetings of the stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or our President. Our By-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding
advance notice to us    of not less than 10 nor more than 60 days.     The
foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

   In addition, our Articles of Incorporation and By-Laws, and Nevada Revised Statute 78.7502, provide indemnification for any officer, director, employee or agent of our corporation who is party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, provided he/she was acting in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the corporation. The indemnification includes all expenses, including attorney's fees, judgments, fines and settlement amounts.

Transfer Agent and Registrar
----------------------------
    The transfer agent and registrar for our common stock is Transfer Online, 227 S.W. Pine Street, Suite 300, Portland, Oregon 97204.

Shares Eligible for Future Sale
-------------------------------
     Prior to this offering, there has been no market for our common stock.
After this offering, there will still be    15,427,000     shares of our
authorized, but unissued common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market
prices from time to time. Furthermore,   6,573,000     outstanding shares will
be available for sale approximately 6 months after this offering because certain legal restrictions on resale will lapse. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sale of Restricted Shares
-------------------------
    Based on shares outstanding at    October 31    , 1999, upon completion of
this offering, we will have outstanding an aggregate of    9,573,000     shares
of common stock. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased by an existing affiliate of
LinuxOne.     An "affiliate" is defined as one of our directors or executive officers, any of our shareholders who beneficially owns, directly or indirectly, 5% or more of our common stock, or any member of the immediate family of any director, officer or principal shareholder.

    The remaining    6,573,000     shares of common stock held by existing
stockholders are restricted shares or are restricted by the contractual provisions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Of these restricted shares, none of the outstanding shares will be available for resale in the public market in reliance on Rule 144(k).

    Under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year, and has complied with the requirements
described below, would be entitled to sell    some     of their of shares within
any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will
equal approximately    9,573,000    shares immediately after this offering, or
the average weekly trading volume of the common stock on the Nasdaq National

Market during the four calendar weeks preceding the filing of a notice on Form 144 reporting such sale. Sales under Rule 144 are also restricted by manner of sale provisions, notice requirements and the availability of current public information about our Company. Rule 144 also provides that affiliates of our Company who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Stock Options
-------------
    Rule 701 provides that the shares of common stock acquired upon the exercise of options or other rights granted under our stock plans may be resold by persons, other than affiliates, beginning 90 days after the date of this prospectus, restricted only by the manner of sale provisions of Rule 144, and by affiliates in accordance with Rule 144, without compliance with its one-year
minimum holding period. As of    October 31    , 1999, no outstanding shares
will be available for resale in the public market in reliance on Rule 701.

    We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register all shares of common stock which are issuable upon exercise of outstanding stock options or other rights granted under our Stock Option and Incentive Plan. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets.

Effect of Sales of Shares
--------------------------
    Prior to this offering, there has been no public market for our common stock and no predictions can be made as to the effect, if any, that market sales of shares of common stock prevailing from time to time, or the availability of shares for future sale, may have on the market price for the common stock, assuming a market develops. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely effect prevailing market prices, if any, for the common stock and could impair our future ability to obtain capital through an offering of equity securities.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

   The public offering price of the shares does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, our capital structure, financial condition, prospects for business operations, the computer software industry in general, and the overall condition of the securities market were factors considered by us. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

                                 LEGAL MATTERS
                                  -------------

    The validity of the shares of common stock to be issued in this offering will be passed upon for us by Michael J. Morrison, Chtd., 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509.

                                    EXPERTS
                                    -------

    The financial statements for the period from inception to the period ended
   October 31    , 1999 included in this prospectus have been so included in reliance upon the report of Mark Bailey & Co., Ltd., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION
                      -----------------------------------
    LinuxOne has filed with the Commission a registration statement on Form
   S-1    under the Securities Act registering the common stock to be sold in this offering. As permitted by the rules and regulations of the Commission, this
prospectus omits    some of     the information contained in the registration
statement and the exhibits and schedules filed as a part of the registration statement. For further information concerning LinuxOne and the common stock to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement each statement being qualified by this reference. The registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Commission. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including LinuxOne) that file electronically with the Commission
which can be accessed at http://www.sec.gov.    The registration statement may
also be viewed at Nasdaq.com, where we have applied for quotation of our common stock under the symbol LINX.

                          LINUXONE, INC.

                       FINANCIAL STATEMENTS

                 FROM INCEPTION (MARCH 10, 1999)

                             THROUGH

                        OCTOBER 31    , 1999

                              WITH

                         AUDIT REPORT OF

                  CERTIFIED PUBLIC ACCOUNTANTS

                          MARK BAILEY & CO. LTD.
                      Certified Public Accountants
                         Management Consultants

Office Address:                                   Mailing Address:
1495 Ridgeview Drive, Suite 200                   P.O. Box 6060
Reno, Nevada 89509-6634                           Reno, Nevada 89513

                          Independent Auditors' Report

   December 21, 1999

Board of Directors
LinuxOne, Inc.

We have audited the accompanying balance sheet of LinuxOne, Inc. (a Company in the development stage) as of July 31, 1999 and the related statements of operations, stockholders' equity and cash flows from inception (March 10, 1999)
through     October 31    , 1999. These financial statements are the
responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LinuxOne, Inc. (a Company in
the  development  stage),  as of    October 31    , 1999 and the results of its
operations and  its  cash  flows  from  inception (March 10, 1999) through
   October 31    , 1999 in conformity  with  generally  accepted  accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is in the development stage, and existing cash and available credit are insufficient to fund the Company's cash flow needs for the next year. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Mark  Bailey  &  Co.,  Ltd.
Reno,  Nevada

                                LINUXONE, INC.
                     (A Company in the Development Stage)
                                BALANCE SHEET
                                -------------
                              October 31    , 1999

                                 ASSETS
                                 ------
CURRENT ASSETS
--------------

Cash                                                $   403,392
                                                    -----------
Total current assets                                $   403,392

PROPERTY AND EQUIPMENT (NOTE 1)
-------------------------------
Computer equipment                                  $    19,357
Accumulated depreciation                                 (1,084)
                                                    ------------
Total Property and Equipment                        $    18,273
                                                    -----------

OTHER ASSETS (NOTES 3)
----------------------
Deferred Offering costs                             $    37,909
Computer Software costs                                     954
                                                    -----------
Total other Assets                                  $    38,863
                                                    -----------
    Total Assets                                    $   460,528
                                                    ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------
CURRENT LIABILITIES
--------------------
Accounts payable                                    $    35,757
Accrued payroll taxes                                       667
                                                    -----------
     Total Liabilities                              $    36,424
                                                    -----------

STOCKHOLDERS' EQUITY
--------------------
Common stock, $.001 par value, 25,000,000
  authorized, 6,573,500 shares issued
  and outstanding                                   $     6,573
Additional paid-in-capital                              575,427
Deficit accumulated during the development stage       (157,896)
                                                    -----------
Total stockholders' equity                              424,104
                                                    -----------
Total liabilities and stockholders' equity          $   460,528
                                                    ===========

The Accompanying Notes are an Integral Part of These Financial Statements

                              LINUXONE, INC.
                   (A Company in the Development Stage)
                         STATEMENT OF OPERATIONS
                         -----------------------
For the Period From Inception (March 10, 1999) Through October 31, 1999

REVENUE                                           $       -

OTHER INCOME
     Interest income                                  (3,097)

COST AND EXPENSES
     Operating and administrative expenses          (159,791)
     Interest Expense                                   (118)
     Depreciation expense                             (1,084)
                                                   -----------

     Net loss                                       (157,896)
                                                   ===========

     Loss per share                                  ($0.026)
                                                   ===========

























The Accompanying Notes are an Integral Part of These Financial Statements

                             LINUXONE, INC.
                  (A Company in the Development Stage)
                   STATEMENT OF STOCKHOLDERS' EQUITY
                   ---------------------------------
For the Period From Inception (March 10, 1999) through October 31, 1999

                                            Additional
                         Common Stock         Paid-In       Retained     Total
                       Shares    Amount       Capital        Deficit     Equity
                       --------------------------------------------------------
Issuance of
shares to founder
of LinuxOne Inc.
for cash on
3/12/99 . . . . .     2,600,000  $2,600       $     -       $   -     $  2,600

Issuance of shares
to founder of Linux
One, Inc. for
services rendered in
conjunction with
initial set up of the
Company on 3/12/99 at
$.001 per share. Stock
was issued based on
the fair market value
of the services
rendered              2,400,000  $2,400       $     -       $    -    $  2,400

Issuance of
shares to
unrelated
parties for
services on
5/25/99               1,000,000  $1,000       $     -       $   -     $   1,000

Issuance of
shares to
a related party
for cash
on 6/18/99              100,000  $  100       $    99,900   $    -    $ 100,000

Issuance of
shares to
unrelated parties
for cash from
5/4/99 to
10/31/99 at $1.00
per share              471,000   $  471       $   470,529   $    -    $ 471,000

Issuance of shares
to an unrelated
party for cash on
9/28/99 at $2.50
per share                2,000   $    2       $     4,998   $    -    $   5,000

Net loss for the
period. . . . . .           -        -               -      $(157,896)$(157,896)
                   ------------------------------------------------------------
                     6,573,000   $6,573       $   575,427   $(157,896)$ 424,104
                   =============================================================


                            LINUXONE, INC.
               (A Company in the Development Stage)
                       STATEMENT OF CASH FLOWS
            ------------------------------------------
For the Period from Inception (March 10, 1999) through October 31, 1999

Cash Flows from Operating Activities
------------------------------------
Net Loss                                                      $ (157,896)

Adjustment to reconcile net loss to net cash used in Operating activities:

    Depreciation                                              $    1,084
    Consulting service expenses paid via stock
    issuance                                                       3,400
    Increase in accounts payable                                  10,454
    Increase in accrued payroll liabilities                          667
                                                              ----------
    Net cash used in operating activities                     $ (142,291)

Cash Flows from Investing Activities
------------------------------------

Purchase of equipment                                          $ (19,357)
Deferred offering cost                                           (12,606)
Computer software cost                                              (954)
                                                               ----------
    Net cash used in investing activities                      $ (32,917)

Cash Flows from Financing Activities
------------------------------------

Proceeds received from issuance of stock                       $ 578,600
                                                               ---------

    Net cash provided by financing activities                  $ 578,600

Net increase in cash and cash equivalents (Note 1)             $ 403,392

Cash and cash equivalents at March 10, 1999                    $      -
                                                               ---------
Cash and cash equivalents at October 31, 1999                  $ 403,392
                                                               =========






     The Accompanying Notes are an Integral Part of These Financial Statements

Supplementary Schedule of Non Cash Activities
---------------------------------------------
On March 12, 1999, the President of the Company acquired 5,000,000 shares of the Company' common stock for $2,600 in cash, and $2,400 in consulting services Provided. On the same date, three unrelated parties acquired a total of 1,000,000 shares of the Company's common stock as payment for consulting services provided (see Note 6).

During the period ended October 31, 1999, the Company incurred legal fees of $25,303, relating to deferred offering costs (see Note 3).

During the period ended October 31, 1999, the Company paid $118 in interest and $0 in income taxes

                        LINUXONE, INC.
              (A Company in the Development Stage)
                  NOTES TO FINANCIAL STATEMENTS
                  -----------------------------
                       October 31, 1999


1.     Organization  and  Significant  Accounting  Policies

The Company was incorporated in the State of Nevada on March 10, 1999. The Company is in the development stage as its operations principally involve research and development, market analysis, and other business planning activities, The Company has not begun operations , correspondingly, no revenue has been generated from its intended business activities. The Company intends to create software products for the Linux operating system.

These financial statements have been prepared assuming that the Company will continue as a going concern. The Company is currently in the development stage, and existing cash and available credit are insufficient to fund the Company's cash flow needs for the next year based on the Company's current business plan. The Company raised $578,600 through private offerings between March 1999 and October 1999. The Company intends to raise $24,000,000 within the next few months by offering to sell 3,000,000 shares of its common stock pursuant to a registration statement to be filed under Form S-1, promulgated under the Securities Act of 1933, as amended. Management believes that the $24,000,000 expected to be raised by the offering, combined with the $578,600 already raised, will provide the Company sufficient funding for its cash flow needs for the coming year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash  and  Cash  Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are depreciated using the straight line method over the estimated useful lives of the assets. Depreciation expense from inception to October 31, 1999 was $1,084.

Research and Development

Research and development costs are related to computer software development. Total research and development cost incurred for the period ended October 31, 1999 was $4,677, of which $3,723 was expensed as incurred, and $954 was capitalized in accordance with Generally Accepted Accounting Principles as prescribed by Statement of Financial Accounting Standards 86.

Statement of Financial Accounting Standards 86 specifies that costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Thereafter, all software production costs shall be capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

Advertising Costs

Advertising costs are charged to expense when incurred. Total advertising costs charged to expense for the period ended October 31, 1999 was $3,024.

Revenue Recognition

The Company has not begun operations, and corresponsingly, does not have any revenues for the period ended October 31, 1999. When the Company begins operations, the revenue from the sale of software will be recognized based on the provisions of the American Institute of Certified Public Accountants Statement of Position 97-2.

Statement of Position 97-2 provides recognition and measurement guidance in Accounting for revenue from selling, leasing or licensing software.

2.     Federal  Income  Taxes

The Company will be taxed under Subchapter C of the Internal Revenue Code for its U. S. operations.

3.     Other  Assets

During  the  period ended October 31, 1999, the Company incurred a total of $37,909 in attorney fees and filing fees related to its preparation of a registration statement with the Securities and Exchange Commission, which would enable the Company to sell its stock to the general public.. As of October 31, 1999, the Company has not been authorized by the Securities and Exchange Commission to offer stock to the general public. Correspond-ingly, no proceeds have been received. The entire amount of $37,909 incurred, therefore, was capitalized as deferred offering costs, but will be offset against proceeds received from the future public stock offerings.

The Company incurred a total of $4,677 in computer software development costs, of which $3,723 was expensed when incurred (see Note 1) and $954 was capitalized. In early October 1999, the Company had completed its software product coding and testing. Further costs to produce the software, therefore, were capitalized and will be amortized using the straight-line method over the useful life of the software as soon as the product is available for general release to customers.

4.     Related  Party  Transactions

On March 12, 1999, the President of the Company acquired 5,000,000 shares of the Company's common stock at $0.001 per share for a total of $2,600 in cash and $2,400 in services provided (see Note 6). On the same date, he gifted 3,000,000 shares out of the 5,000,000 shares he acquired to his family members and to a not-for-profit organization, for which he is the director. On June 18, 1999, the same not-for-profit organization acquired 100,000 shares of the Company's common stock at $1.00 per share for a total of $100,000 in cash.

6.     Fair  Value  of  Financial  Investments

Financial Accounting Standards Board ("FASB") Statement No. 107, "Disclosure About Fair Value of Financial Instruments" is a part of a continuing process by the FASB to improve information on financial statements. The following methods and assumptions were used by the Company in estimating its fair value disclosures for such financial instruments as defined by the Statement.

The carrying amount reported in the balance sheet for cash approximates fair value at October 31, 1999.

The carrying amount reported in the balance sheet for accounts payable approximates fair value at October 31, 1999 as it matures in less than one year.

6.     Stockholders'  Equity

On March 12, 1999, the Company issued 5,000,000 shares of common stock to its President at $0.001 per share for a total of $2,600 in cash and $2,400 in consulting services provided (see Note 4). On the same date, the Company also issued 1,000,000 shares of its common stock to three unrelated parties at $0.001 per share for a total of $1,000 in consulting services provided. On both occasions, common stock was issued based on the fair market value of the services provided. On June 18, 1999, the Company issued 100,000 shares of its common stock to a related party at $1.00 per share for a total of $100,000 in cash (see Note 4). In addition, the Company issued 473,000 shares of its common stock to unrelated parties at various times from May 5, 1999 through October 31, 1999. Of the 473,000 shares issued, 471,000 shares were issued at $1.00 per share for a total of $471,000 in cash, and 2,000 shares were issued at $2.50 per share for a total of $5,000 in cash.

7.     Contingencies

The  Company  maintains  amounts  on  deposit  with financial institutions which
exceed   federally  insured  limits.  The  Company  has  not  experienced  any significant losses in such accounts, nor does the Company believe it is exposed to any significant credit risk.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses payable in connection with the sale of the common stock in this offering are as follows:


SEC registration fee                                      $      6,672
NASD filing fee                                                  2,900
Nasdaq National Market listing fee                              14,000
Printing and engraving expenses                                125,000
Legal fees and expenses                                        500,000
Accounting fees and expenses                                    25,000
Transfer agent and registrar fees and expenses                  10,000
Miscellaneous.(Selling and Administrative Expenses)            319,328
                                                           -----------
      Total                                               $  1,000,000
                                                          ------------

    The registrant will bear all of the expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Nevada General Corporation Law, the registrant's charter and by-laws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant's corporate charter filed as
Exhibit 3.1 and the registrant's by-laws filed as Exhibit 3.2 hereto.

    The registrant intends to apply for a directors' and officers' insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In the three years preceding the filing of this registration statement, the registrant has sold the following securities that were not registered under the Securities Act:

On March 12, 1999, the registrant issued 5,000,000 shares of its common stock to Dr. Wun C. Chiou, Sr., for (1) organizational/consulting services, proprietary rights and business plans, in the amount of $2,400.00 and (2) cash in the sum of $2,600.00. On that same date, the registrant also issued 1,000,000 to three (3) consultants for services and expenses. These shares were issued in private placement transactions pursuant to Sec. 4(2) of the Securities Act of 1933, as amended. The transactions did not involve a public offering; all parties were accredited investors; and the offering did not involve advertising or solicitation.

     Between May 4, 1999 and October 31, 1999, the registrant issued 571,000 shares of common stock in private placements, for $1.00 per share, to twenty-seven (27) separate investors, and 2,000 shares to one (1) investor, Gofu Song, for $2.50 per share. One of the investors was Global Village Foundation, which purchased 100,000 shares on June 18, 1999; it is a principal shareholder and affiliate of the registrant. None of the other investors, except Paul Kraus, an officer and director of the registrant, are affiliates of the registrant. The other investors who purchased shares are: Richard & Son's Sales & Service - 5,000 shares; Integrity Auto Sales, Inc. - 5,000 shares; Frank Mahan
- 5,000 shares; Nona Swan - 5,000 shares; Jerry Novakowski - 2,500 shares; Mark Swan Managerial Agency - 5,000 shares; Royal Alliance Charitable Trust - 30,000 shares; Robert Bedrossian - 20,000 shares; Dr. Joseph Gregurich - 3,000 shares; Linda Owings - 5,000 shares; Shorland Hunsaker - 40,000 shares; Alan McCulloch - 30,000 shares; JCZ Leasing, Inc. - 5,000 shares; Glenn J. Shrader - 10,000 shares; Pro Motor Co. - 5,000 shares; William K. Goslawski - 15,000 shares; Yung-Tsai Yen - 25,000 shares; Ho-Tzu Yen - 25,000 shares; Shu-Chun Ma - 30,000 shares; Wenburg John - 25,000 shares; Paul W. Kraus - 12,500 shares; Tina Chuang
- 8,000 shares; Ryan Lee - 5,000 shares; Matson Hayes Whitehead - 20,000 shares; Jeffrey S.C. Chang - 100,000 shares; and Michael Schoendorf - 5,000 shares. The sales were in transactions pursuant to Regulation D, Rule 506.

     The consultants were Kiowa Oil Co. - 400,000 shares; Corporate Strategies, Inc. - 300,000 shares; and Amazing Grace Co., - 300,000 shares. The aggregate value of the services was $1,000, or $.001 per share.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) and/or 3(b)of the Securities Act for transactions not involving a public offering and/or Rule 701 and/or Regulation S.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS:


Exhibit
No.         Description of Exhibit
---------  ----------------------------------------------------------

   1.      Underwriting Agreement

3.1        Certificate of Incorporation of the registrant

3.2        By-laws of the registrant

4.1        Specimen certificate representing the common stock

5.1        Opinion of counsel, Michael J. Morrison, Chtd. (See Ex. 23.1)

10.1       SRINET, Inc. Distribution Agreement

10.2       Data Becker Corp. Distribution Areement

                               67

10.3       Cooperation Agreement with China Sichuan International Economy,
           Science & Technology Promotion Association

23.1       Consent of Michael J. Morrison, Chtd. (included in Exhibit 5.1)

23.2       Consent of Mark Bailey & Co., Ltd., Certified Public Accountants

27.1       Financial Data Schedule

(b) FINANCIAL STATEMENTS SCHEDULES:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, the required information is disclosed in the notes to the financial statements or the schedules are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes (1) to promptly provide to the purchasers stock certificates in such denominations and registered in such names as required;(2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                             SIGNATURES
                             ----------
    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California on
   December 22, 1999.

                                LINUXONE, INC.

                                BY:  /S/ Wun C. Chiou, Sr.
                                     CHIEF EXECUTIVE OFFICER

                                        SIGNATURES
                                        ----------
    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                       DATE
------------------------------  --------------------      -------------------
/s/ Wun C. Chiou, Sr.            Chairman and Chief        December 22, 1999
                                (principal) Executive
                                 Officer and Director

/s/ Tessy Albin                  Chief Financial Officer   December 22, 1999
                                (principal financial and
                                 accounting officer)


/s/ Robert Philips               Vice-President-Marketing  December 22,1999
/s/ Robert Philips

/s/ Paul Kraus                   Secretary and Director    December 22, 1999